Exhibit 10.1
EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

UNUM GROUP,
UNUM LIFE INSURANCE COMPANY OF AMERICA,
PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY, and
COLONIAL LIFE & ACCIDENT INSURANCE COMPANY
as Borrowers,
THE LENDERS NAMED HEREIN,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, L/C Agent, Fronting Bank and Swingline Lender

BANK OF AMERICA, N.A.,
and
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents

and

CITIBANK, N.A.,
CREDIT SUISSE AG, NEW YORK BRANCH,
GOLDMAN SACHS BANK USA,
THE BANK OF NEW YORK MELLON,
and
U.S. BANK NATIONAL ASSOCIATION
as Co-Documentation Agents,

$500,000,000 Revolving Credit Facility

WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC.
and
JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers and Joint Bookrunners

BOFA SECURITIES, INC.
as Sustainability Structuring Agent

Dated as of April 15, 2022

Page

ARTICLE I
DEFINITIONS

1.1	Defined Terms	1
1.2	Accounting Terms; GAAP and SAP	27
1.3	Other Terms; Construction	27
1.4	Divisions	28
1.5	Rates	28

ARTICLE II
AMOUNT AND TERMS OF THE CREDIT

2.1	Commitments	29
2.2	Borrowing	29
2.3	Disbursements; Funding Reliance; Domicile of Loans	31
2.4	Evidence of Debt; Notes	32
2.5	Letters of Credit	33
2.6	Termination and Reduction of Commitments and Swingline Commitment	42
2.7	Mandatory Payments and Prepayments	43
2.8	Voluntary Prepayments	43
2.9	Interest	44
2.10	Fees	45
2.11	[Reserved]	46
2.12	Conversions and Continuations	46
2.13	Method of Payments; Computations; Apportionment of Payments	47
2.14	Recovery of Payments	49
2.15	Use of Proceeds	49
2.16	Pro Rata Treatment	49
2.17	Increased Costs; Change in Circumstances; Illegality	50
2.18	Taxes	54
2.19	Compensation	57
2.20	Replacement of Lenders; Mitigation of Costs	58
2.21	Increase in Commitments	59
2.22	Defaulting Lenders	61
2.23	Extension of Commitment Termination Date	64
2.24	Additional Borrowers	66
2.25	Termination of Subsidiary Borrowers	66
2.26	ESG Amendment	67
2.27	Sustainability Structuring Agent	67

ARTICLE III
CONDITIONS PRECEDENT

3.1	Conditions Precedent to the Closing Date	66
3.2	Conditions to All Credit Extensions	68

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1	Corporate Organization and Power	69

i

(Continued)
Page

4.2	Authorization; Enforceability	69
4.3	No Violation	70
4.4	Governmental and Third-Party Authorization; Permits	70
4.5	Insurance Licenses	70
4.6	Litigation	71
4.7	Taxes	71
4.8	Subsidiaries	71
4.9	Full Disclosure	71
4.10	Margin Regulations	72
4.11	No Material Adverse Effect	72
4.12	Financial Matters	72
4.13	Ownership of Properties	73
4.14	ERISA	73
4.15	Compliance with Laws	73
4.16	Investment Company Act	73
4.17	Insurance	74
4.18	Senior Debt Status	74
4.19	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	74

ARTICLE V
AFFIRMATIVE COVENANTS

5.1	Financial Statements	74
5.2	Other Business and Financial Information	76
5.3	Maintenance of Existence; Conduct of Business	77
5.4	Compliance with Laws	77
5.5	Payment of Obligations	77
5.6	Insurance	78
5.7	Maintenance of Books and Records; Inspection	78
5.8	Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions	78

ARTICLE VI
FINANCIAL COVENANTS

6.1	Maximum Consolidated Indebtedness to Total Capitalization	79
6.2	Minimum Consolidated Net Worth	79

ARTICLE VII
NEGATIVE COVENANTS

7.1	Fundamental Changes	79
7.2	Subsidiary Indebtedness	80
7.3	Liens	81
7.4	Restricted Payments	82
7.5	Transactions with Affiliates	83
7.6	Lines of Business	83
7.7	Fiscal Year	83
7.8	Accounting Changes	83

(Continued)
Page

ARTICLE VIII
EVENTS OF DEFAULT

8.1	Events of Default	83
8.2	Remedies: Termination of Commitments, Acceleration, etc	86
8.3	Remedies; Set-Off	86

ARTICLE IX
THE ADMINISTRATIVE AGENT

9.1	Appointment and Authority	87
9.2	Rights as a Lender	87
9.3	Exculpatory Provisions	87
9.4	Reliance by Administrative Agent	88
9.5	Delegation of Duties	88
9.6	Resignation of Administrative Agent	89
9.7	Non-Reliance on Administrative Agent and Other Lenders	89
9.8	Administrative Agent May File Proofs of Claim	90
9.9	Issuing Bank and Swingline Lender	90
9.10	No Other Duties, etc	90
9.11	Lender ERISA Matters	90
9.12	Erroneous Payments	91

ARTICLE X
MISCELLANEOUS

10.1	Expenses; Indemnity; Damage Waiver	93
10.2	Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process	95
10.3	Waiver of Jury Trial	96
10.4	Notices; Effectiveness; Electronic Communication	96
10.5	Amendments, Waivers, etc	97
10.6	Successors and Assigns	98
10.7	No Waiver	102
10.8	Survival	103
10.9	Severability	103
10.10	Construction	103
10.11	Confidentiality	103
10.12	Counterparts; Integration; Effectiveness; Electronic Execution	104
10.13	No Fiduciary Relationship Established By Credit Documents	105
10.14	Judgment Currency	105
10.15	Disclosure of Information	106
10.16	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	106
10.17	PATRIOT Act Notice	106
10.18	Amendment and Restatement; No Novation	106
10.19	Acknowledgement Regarding Any Supported QFCs	107

ARTICLE XI
THE GUARANTY

11.1	The Guaranty	108

(Continued)
Page

[SIGNATURE PAGES FOLLOW]

EXHIBITS

Exhibit A-1	Form of Note
Exhibit A-2	Form of Syndicated Letter of Credit
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Swingline Borrowing
Exhibit B-3	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Financial Condition Certificate
Exhibit F	Form of Lender Joinder Agreement
Exhibit G-1	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-1	Form of Additional Borrower Joinder Agreement
Exhibit H-2	Form of Subsidiary Borrower Termination Notice

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 4.5	Licenses
Schedule 4.8	Subsidiaries
Schedule 7.2	Indebtedness
Schedule 7.3	Liens

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 15th day of April, 2022, is made among UNUM GROUP, a Delaware corporation (the “Company”), UNUM LIFE INSURANCE COMPANY OF AMERICA, a Maine corporation, PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY, a Tennessee corporation, and COLONIAL LIFE & ACCIDENT INSURANCE COMPANY, a South Carolina corporation (collectively with the Company and any Additional Borrowers, the “Borrowers” and each, a “Borrower”), the Lenders (as hereinafter defined), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Agent, the Fronting Bank and Swingline Lender.
BACKGROUND STATEMENT
The Company, the Administrative Agent, L/C Agent, Fronting Bank, Swingline Lender and the Lenders are parties to that certain Amended and Restated Credit Agreement, dated as of April 29, 2019 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), providing for a $500,000,000 revolving credit facility for the Company. The Company desires that the Existing Credit Agreement be amended and restated in its entirety in order to, among other things, join certain of its Subsidiaries as Borrowers hereunder, and to extend the maturity thereof. The Administrative Agent, L/C Agent, Fronting Bank, Swingline Lender and the Lenders have agreed to amend and restate the Existing Credit Agreement, on the terms and conditions set forth in this Agreement. This Agreement constitutes a continuation, and not a novation, of the Existing Credit Agreement as amended and restated hereby.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS

1.1Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):
“Account Designation Letter” means a letter from the applicable Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the applicable Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which such Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.
“Additional Borrower” has the meaning assigned thereto in Section 2.24.
“Additional Borrower Joinder Agreement” has the meaning assigned thereto in Section 2.24.
“Additional Commitment Lender” has the meaning assigned thereto in Section 2.23(a)(iii).
“Additional Lender” has the meaning given to such term in Section 2.21(a).

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans in effect at such time.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means Wells Fargo, in its capacity as administrative agent appointed under Section 9.1, or any successor administrative agent.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent to each Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither the Administrative Agent, the Issuing Banks nor any Lender shall be deemed an “Affiliate” of any Borrower.
“Agent Parties” has the meaning given to such term in Section 10.4(c).
“Aggregate Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate Letter of Credit Exposure of all Lenders at such time and (iii) the aggregate principal amount of Swingline Loans outstanding at such time.
“Agreement” means this Second Amended and Restated Credit Agreement.
“Agreement Currency” has the meaning given to such term in Section 10.14.
“Annual Statement” means, with respect to any Insurance Subsidiary, the annual financial statements of such Person as required to be filed with any Insurance Regulatory Authority of competent jurisdiction, prepared in conformity with SAP and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Subsidiaries (including the Securitization Subsidiary and its Wholly Owned Subsidiaries) concerning or relating to money laundering, bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Company or its Subsidiaries (including the Securitization Subsidiary and its Wholly Owned Subsidiaries) related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Percentage” means, from time to time, the following percentages per annum, based on the Debt Rating as set forth below:

Pricing Level	Debt Rating (S&P / Moody’s)	Commitment Fee	Letter of Credit Fee	SOFR Loans	Base Rate Loans
I	A-/A3 and above	0.125%	1.000%	1.125%	0.125%
II	BBB+/Baa1	0.150%	1.125%	1.250%	0.250%
III	BBB/Baa2	0.175%	1.250%	1.375%	0.375%
IV	BBB-/Baa3	0.225%	1.375%	1.625%	0.625%
V	BB+/Ba1 and below	0.275%	1.625%	1.875%	0.875%

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.
“Arrangers” means Wells Fargo Securities, LLC, BofA Securities, Inc. and JPMorgan Chase Bank, N.A.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of a Borrower, the chief executive officer, chief financial officer, treasurer or any other officer of such Borrower duly authorized by resolution of its board of directors or other governing body to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of such Borrower.
“Availability Period” means the period from and including the Closing Date to but excluding the Commitment Termination Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(f)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., and all regulations from time to time promulgated thereunder.
“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 8.1(f) or Section 8.1(g).
“Base Rate” means the highest of (i) the per annum interest rate publicly announced from time to time by Wells Fargo to be its prime commercial lending rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, and (iii) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the prime rate (as determined pursuant to clause (i)), the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (iii) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.0%.
“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(f)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate Benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, if any, or method for calculating or determining such spread adjustment, if any (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17(f)(i) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17(f)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning given to such term in Section 10.19(b).
“Borrower” or “Borrowers” has the meaning given to such term in the introductory paragraph hereof.
“Borrower Materials” has the meaning given to such term in Section 5.1(d).
“Borrowing” means the incurrence by a Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.12) on a single date of a group of Loans pursuant to Section 2.2 of a single Type (or a Swingline Loan made by the Swingline Lender) and, in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a finance lease on such Person’s balance sheet.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateral Account” has the meaning given to such term in Section 2.5(f).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank(s) and the Lenders, as collateral for the Letter of Credit Exposure or obligations of Lenders to fund participations in respect of Letter of Credit Exposure, cash or deposit account balances or, if the Administrative Agent, the applicable Borrowers and the applicable Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, each applicable Borrower and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof, backed by the full faith and credit of the United States and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 270 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding 30 days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types and (vi) investments of a type substantially similar to the foregoing approved by the Administrative Agent.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.
“Closing Date” has the meaning given to such term in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Loans to the Borrowers, to Issue and/or participate in Letters of Credit, and to participate in Swingline Loans for the account of the Borrowers in an aggregate principal amount up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.6(c) as such Lender’s “Commitment,” in either case, as such amount may be reduced or increased at or prior to such time pursuant to the terms hereof.
“Commitment Fee” has the meaning given to such term in Section 2.10(a).
“Commitment Increase” has the meaning given to such term in Section 2.21(a).
“Commitment Increase Date” has the meaning given to such term in Section 2.21(c).
“Commitment Termination Date” means April 15, 2027, as such date may be extended from time to time with respect to any Lender pursuant to Section 2.23(a) (or if such day is not a Business Day, the immediately preceding Business Day), or such earlier date of termination of the Commitments pursuant to Section 2.6 or Section 8.2.
“Company” has the meaning given such term in the introductory paragraph hereof.
“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Indebtedness” means, at any time, the aggregate Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that, for purposes of calculating the financial covenants set forth in Article VI, Consolidated Indebtedness shall not include (i) the obligation of the Company or any Insurance Subsidiary under letters of credit to the extent undrawn supporting the liability of the Company or such Insurance Subsidiary in respect of any Primary Policy or Reinsurance Agreement underwritten by such Subsidiary or supporting the obligations of any Subsidiary in its capacity as a reinsurer under any Reinsurance Agreement with respect to credit for reinsurance, (ii) the obligations of the Company or any of its Subsidiaries under any Hybrid Equity Securities, but solely to the extent treated as equity by S&P and to the extent that the total book value of such Hybrid Equity Securities does not exceed 15% of Total Capitalization, (iii) Securitization Indebtedness, and (iv) the obligations of the Company or any Subsidiary (A) to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) (including repurchase agreements and securities lending transactions constituting a borrowing of funds by the Company or any Subsidiary in the ordinary course of business for liquidity purposes) or (B) to return collateral consisting of securities arising out of or in connection with the loan by the Company or its Subsidiaries of securities owned or held by the Company or its Subsidiaries; and provided further that only the net termination obligations of the Company and any trust or other special purpose entity created by the Company under any Hedge Agreements shall be included as Consolidated Indebtedness. For the purpose of calculating Consolidated Indebtedness, Hybrid Equity Securities shall be treated in a manner consistent with S&P’s treatment of such Hybrid Equity Securities as of the later of (x) the date of such Hybrid Equity Securities’ issuance or (y) the Closing Date.
“Consolidated Net Worth” means, at any time, the consolidated stockholders’ equity of the Company and its Subsidiaries determined in accordance with GAAP and as reflected on the consolidated financial statements of the Company and its Subsidiaries excluding (i) any accumulated other comprehensive income balance according to FASB Accounting Standards Codification 220, (ii) all amounts in respect of any change in the fair value of embedded derivatives associated with funds withheld or modified coinsurance arrangements, (iii) any Disqualified Equity Interests, and (iv) the amount of the capital associated with the non-recourse debt of the Securitization Subsidiary owned, directly or indirectly, by the Company.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.
“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit C.
“Covered Entity: has the meaning given to such term in Section 10.19(b).
“Covered Party” has the meaning assigned thereto in Section 10.19(a).
“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Fee Letter, each Additional Borrower Joinder Agreement and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of any Borrower with respect to this Agreement.
“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Swingline Exposure at such time and (iii) such Lender’s Letter of Credit Exposure at such time.
“Credit Extension” means any of the following: (i) a Borrowing and (ii) the Issuance of any Letter of Credit.
“Debt Rating” means, with respect to the Company as of any date of determination, the rating as determined by S&P and Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (i) if the respective Debt Ratings issued by the foregoing rating agencies differ by one Pricing Level (as referenced in the table set forth in the definition of “Applicable Percentage”), then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest); (ii) if there is a split in Debt Ratings of more than one Pricing Level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (iii) if the Company has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (iv) if the Company does not have any Debt Rating, Pricing Level V shall apply.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, rehabilitation, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (i) has failed to (x) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (y) pay to the Administrative Agent, the L/C Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of participations in Letters of Credit or Swingline Loans and funding obligations under Syndicated Letters of Credit) within two Business Days of the date when due, (ii) has notified the Borrowers, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and such Borrower), or (iv) has, or has a direct or indirect parent company that (x) has become the subject of a proceeding under any Debtor Relief Law, (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (z) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrowers, the Fronting Bank, the Swingline Lender and each Lender.

“Default Right” has the meaning given to such term in Section 10.19(b).
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Equity Interest referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Final Maturity Date; provided, however, that only the portion of any Equity Interest that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be a Disqualified Equity Interest.
“Dollars” or “$” means dollars of the United States.
“Domestic Insurance Subsidiary” means any Domestic Subsidiary that is also an Insurance Subsidiary.
“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.6(b)(i), (iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(i) and (iii)).
“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any

Environmental Law (collectively, “claims”), including, without limitation, (i) any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment; provided, however, with respect to any such claims, a Unum Party shall have either been served with legal process or otherwise shall have received written notice of such claims.
“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
“Equity Interests” means, with respect to any Person, shares of capital stock of, or any partnership, membership, limited liability company, trust or other ownership or profit interests in, such Person, together with (i) warrants, options or other rights for the purchase or other acquisition from such Person of any of the foregoing, (ii) securities convertible into or exchangeable for any of the foregoing or warrants, options or other rights for the purchase or other acquisition from such Person of any such securities, and (iii) any other ownership or profit interests in such Person, in each case, whether voting or nonvoting, and whether or not any of the foregoing are authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Unum Party, is treated as (i) a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.
“ERISA Event” means any of the following: (i) a “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan or, if any Unum Party or any ERISA Affiliate has received notice, a Multiemployer Plan, for which the requirement to give notice has not been waived by the PBGC (provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code shall be considered a “reportable event” regardless of the issuance of any waiver), (ii) the application by any Unum Party or any ERISA Affiliate for a funding waiver pursuant to Section 412 of the Code, (iii) the incurrence by any Unum Party or any ERISA Affiliate of any Withdrawal Liability, or the receipt by any Unum Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iv) the distribution by any Unum Party or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (v) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Unum Party or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (vi) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Unum Party or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days, (vii) the imposition upon any Unum Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of any Unum

Party or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA with respect to any Plan, or (viii) the engaging in or otherwise becoming liable for a Prohibited Transaction by any Unum Party or any ERISA Affiliate.
“Erroneous Payment” has the meaning assigned thereto in Section 9.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 9.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 9.12(d).
“ESG” has the meaning set forth in Section 2.26.
“ESG Amendment” has the meaning set forth in Section 2.26.
“ESG Pricing Provisions” has the meaning set forth in Section 2.26.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning given to such term in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934, and all rules and regulations from time to time promulgated thereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes; (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.20) or (y) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f); and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Commitment Termination Date” has the meaning assigned thereto in Section 2.23(a).
“Existing Credit Agreement” has the meaning given to such term in the Background Statement.
“Existing Letters of Credit” means those letters of credit issued and outstanding under the Existing Credit Agreement as of the Closing Date and continued under this Agreement as Letters of Credit issued hereunder.
“Extension Date” has the meaning assigned thereto in Section 2.23(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable and not materially more onerous to comply with),

any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“FRB” means the Board of Governors of the Federal Reserve System.
“Fee Letter” means the fee letter dated as of March 22, 2022 between the Company, the Administrative Agent and Wells Fargo Securities, LLC with respect to fees payable in connection with this Agreement.
“Final Expiry Date” means the date when the Final Maturity Date has occurred, all Letters of Credit have expired with no pending drawings or terminated and all Obligations owing hereunder and in the other Credit Documents have been indefeasibly paid in full.
“Final Maturity Date” means the first anniversary of the Commitment Termination Date.
“Financial Condition Certificate” means a fully completed and duly executed certificate in the form of Exhibit E.
“Financial Officer” means, with respect to any Borrower, the chief executive officer, chief financial officer, chief investment officer or treasurer of such Borrower.
“fiscal quarter” means a fiscal quarter of the Company and its Subsidiaries.
“fiscal year” means a fiscal year of the Company and its Subsidiaries.
“Floor” means a rate of interest equal to 0%.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, each state thereof or the District of Columbia.
“Fronting Bank” means Wells Fargo, in its capacity as an issuer of Participated Letters of Credit.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to the Fronting Bank, such Defaulting Lender’s Letter of Credit Exposure with respect to Letters of Credit issued by the Fronting Bank other than such portion of such Defaulting Lender’s Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure with respect to outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funding Agreement” means any funding agreement issued by the Company or any Subsidiary, provided that such funding agreement is eligible for treatment as a funding agreement, rather than borrowed money, pursuant to both GAAP and SAP.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time (subject to the provisions of Section 1.2).
“Guarantor” means the Company, in its capacity as the Guarantor under Article XI.
“Guaranty” means the undertakings by the Company under Article XI.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including any insurance regulatory authority), self-regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranty Obligation” means, with respect to any Person, at the time of determination, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (y) for the payment or discharge of any such primary obligation or (z) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Company and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.
“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, (iv) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Historical Statutory Statements” has the meaning given to such term in Section 4.12(b).
“Hybrid Equity Securities” shall mean any hybrid preferred securities consisting of trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities that are shown on the consolidated financial statements of the Company as liabilities and (i) treated at least partially as equity by S&P, and (ii) that, by its terms (or by the terms of any security into which it is convertible for or which it is exchangeable) or upon the happening of any event or otherwise, does not mature or is not mandatorily redeemable or is not subject to any mandatory repurchase requirement, at any time on or prior to the date which is six months after the Final Maturity Date.
“Increasing Lender” has the meaning given to such term in Section 2.21(a).
“Indebtedness” means, with respect to any Person, at the time of determination (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Equity Interests issued by such Person, with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien, provided that, Indebtedness shall not include payment or performance guaranties by any Unum Party of the obligations of any Insurance Subsidiary under Primary Policies, Reinsurance Agreements or Retrocession Agreements which are entered into in the ordinary course of business. For the avoidance of doubt, notes issued by a special purpose trust or other special purpose entity formed solely to hold Funding Agreements and to issue funding agreement backed notes shall not be deemed to be Indebtedness of the Company or any of its Subsidiaries for purposes of this Agreement if the obligations in connection with such notes are non-recourse with respect to the Company and its Subsidiaries (other than the Insurance Subsidiary that issued any such Funding Agreements to the extent of the obligations under such Funding Agreements).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Credit Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Indemnitee” has the meaning given to such term in Section 10.1(b).
“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary or any Borrower, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.
“Insurance Subsidiary” means any Subsidiary of the Company the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the Requirements of Law of its jurisdiction of domicile.
“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter, in each case as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(a)the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)no Interest Period shall extend beyond the Commitment Termination Date; and

(e)no tenor that has been removed from this definition pursuant to Section 2.17(f)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.
“Invested Assets” means cash, Cash Equivalents, short term investments, investments held for sale and any other assets which are treated as investments under GAAP.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices of the International Chamber of Commerce, as in effect from time to time.
“Issue” means, with respect to any Letter of Credit, to issue, to amend, to extend the expiry of, or to increase the Stated Amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have correlative meanings.
“Issuing Bank” means (i) with respect to any Participated Letter of Credit, the Fronting Bank and (ii) with respect to a Syndicated Letter of Credit, the Lenders who have Issued such Syndicated Letter of Credit.
“Judgment Currency” has the meaning given to such term in Section 10.14.
“KPIs” has the meaning set forth in Section 2.25.
“L/C Advance” has the meaning given to such term in Section 2.5(b)(vi).
“L/C Agent” means Wells Fargo.
“L/C Disbursement” means (i) with respect to any Participated Letter of Credit, a payment made by the Fronting Bank pursuant thereto and (ii) with respect to any Syndicated Letter of Credit, a payment made by an Issuing Bank pursuant thereto.
“L/C Disbursement Date” means, with respect to each L/C Disbursement made under any Letter of Credit, if the applicable Borrower receives notice from the Administrative Agent of any L/C Disbursement prior to 2:00 p.m. on any Business Day, such Business Day and if such notice is received after 2:00 p.m. on any Business Day, the following Business Day.
“L/C Reimbursement Amount” has the meaning given to such term in Section 2.5(a)(vii).
“Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 2.20(a) or Section 10.6.
“Lender Joinder Agreement” means a joinder agreement in the form of Exhibit F.
“Lending Office” means, with respect to any Lender, the office of such Lender designated by it as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Company and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans and Letters of Credit, and such office may be a domestic or foreign branch or Affiliate of such Lender.

“Letter of Credit” means any standby letter of credit Issued hereunder, whether Issued as a Syndicated Letter of Credit or Participated Letter of Credit, and “Letters of Credit” means all of the foregoing.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.
“Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Ratable Share of the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all outstanding Reimbursement Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, or any similar rule or law to which the Letter of Credit is subject or any similar express term of the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Fee” has the meaning given to such term in Section 2.10(b).
“Letter of Credit Notice” means a Syndicated Letter of Credit Notice or a Participated Letter of Credit Notice, as the context may require.
“Letter of Credit Sublimit” means $100,000,000 or, if less, the aggregate Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof, it being understood that the Letter of Credit Sublimit is part of, and not in addition to, the aggregate Commitments.
“Licenses” has the meaning given to such term in Section 4.5.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
“Loans” shall mean any or all of the Revolving Loans and the Swingline Loans.
“Margin Stock” has the meaning given to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, liabilities (actual or contingent), operations, or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) the ability of any Borrower to perform its payment or other material obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.
“Material Subsidiaries” means, collectively, each Subsidiary of the Company that is a “significant subsidiary” as such term is defined in Regulation S-X, excluding the Securitization Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any Unum Party or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment to any Credit Document that (i) requires the approval of all Lenders (or all Lenders directly affected thereby) in accordance with the terms of Section 10.5 and (ii) has been approved by the Required Lenders.
“Non-Extending Lender” has the meaning assigned thereto in Section 2.23(a)(i).
“Note” means any promissory note of any Borrower in the form of Exhibit A-1 prepared in accordance with Section 2.4(d).
“Notice Date” has the meaning assigned thereto in Section 2.23(a)(i).
“Notice of Borrowing” has the meaning given to such term in Section 2.2(a).
“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.12(b).
“Notice of Swingline Borrowing” has the meaning given to such term in Section 2.2(c).
“Obligations” means all principal of and interest (including interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Borrower seeking relief under any applicable Debtor Relief Laws, whether or not the claim for such interest and fees is allowed in such proceeding) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by any Borrower to the Administrative Agent, the L/C Agent, any Issuing Bank, the Swingline Lender, any Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(a)).
“Outstanding Loans” has the meaning given to such term in Section 2.21(e).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning given to such term in Section 10.6(e).
“Participant Register” has the meaning given to such term in Section 10.6(e).
“Participated L/C Honor Date” has the meaning given to such term in Section 2.5(b)(v).
“Participated Letter of Credit Notice” has the meaning given to such term in Section 2.5(b)(ii).
“Participated Letter of Credit Sublimit” means $30,000,000 or, if less, the aggregate Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof, it being understood that the Participated Letter of Credit Sublimit is part of, and not in addition to, the aggregate Commitments.
“Participated Letters of Credit” means Letters of Credit Issued by the Fronting Bank under Section 2.5(b)(i).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, and all rules and regulations from time to time promulgated thereunder.
“Payment Office” means the office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Borrowers for such purpose from time to time.
“Payment Recipient” has the meaning assigned thereto in Section 9.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.
“Permitted Liens” has the meaning given to such term in Section 7.3.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which any Unum Party or any ERISA Affiliate may have any liability.
“Platform” means SyndTrak or another similar secure electronic system to which each of the Administrative Agent and each Lender has access without charge.
“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning given to such term in Section 5.1(d).
“QFC” has the meaning given to such term in Section 10.19(b).
“Quarterly Statement” means, with respect to any Insurance Subsidiary, the quarterly financial statements of such Person as required to be filed with any Insurance Regulatory Authority of competent jurisdiction, prepared in conformity with SAP and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
“Ratable Share” of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments then in effect, provided that, if the Commitment Termination Date has occurred, the Ratable Share of each Lender shall be determined by dividing such Lender’s Credit Exposure by the Aggregate Credit Exposure as of any date of determination.
“Recipient” means (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Bank, as applicable.
“Refunded Swingline Loans” has the meaning given to such term in Section 2.2(d).
“Register” has the meaning given to such term in Section 10.6(d).
“Regulations D, T, U and X” mean Regulations D, T, U and X, respectively, of the FRB, and any successor regulations.
“Reimbursement Obligations” means the obligation of each Borrower to reimburse the applicable Issuing Banks and the Lenders for any payment made by such Issuing Banks and the Lenders under, or in respect of, any Letter of Credit issued for the account of such Borrower, together with interest thereon payable as provided herein.
“Reinsurance Agreement” means any agreement, contract, treaty, policy, certificate or other arrangement whereby any reinsurer agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, (a) prior to the Commitment Termination Date, Lenders having Commitments representing more than 50% of the aggregate Commitments at such time, or (b) on and after the Commitment Termination Date, the Lenders holding outstanding Credit Exposure (excluding Swingline Loans), representing more than 50% of the Aggregate Credit Exposure at such time. The Commitment of, and the portion of the outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.
“Resignation Effective Date” has the meaning given to such term in Section 9.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Borrower, and any other officer or similar official thereof directly responsible for the administration of the obligations of such Borrower in respect of this Agreement or any other Credit Document.
“Retrocession Agreement” means any agreement, treaty, certificate or other arrangement whereby any Subsidiary cedes to another insurer all or part of such Subsidiary’s liability under a policy or policies of insurance reinsured by such Subsidiary.
“Revolving Loans” has the meaning given to such term in Section 2.1(a).
“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, any Borrower or any of the Company’s Subsidiaries or Affiliates.

“SAP” means, with respect to any Insurance Subsidiary or the Company, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained, as in effect from time to time, subject to the provisions of Section 1.2.
“Securitization” means any securitization or monetization arrangement involving the Securitization Subsidiary with respect to obligations arising out of or relating to Securitized Assets.
“Securitization Indebtedness” means Indebtedness for borrowed money of the Securitization Subsidiary incurred in connection with a Securitization; provided that such Indebtedness is recourse only to the assets of such Securitization Subsidiary.
“Securitization Subsidiary” means Northwind Holdings, LLC, so long as Northwind Holdings, LLC is engaged in securitization transactions.
“Securitized Assets” means Primary Policies, Reinsurance Agreements and Retrocession Agreements.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 2.9(a).
“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic increases in the amount available to be drawn thereunder, the Stated Amount of such Letter of Credit shall be deemed to be the maximum amount available to be drawn thereunder after giving effect to all such increases, whether or not such maximum amount is in effect at such time.
“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Company. The term “Subsidiary” excludes (i) the Securitization Subsidiary and its Wholly Owned Subsidiary, except as expressly set forth herein, and (ii) any special purpose trust or other special purpose entity formed solely to hold Funding Agreements and to issue funding agreement backed notes.
“Subsidiary Borrower” has the meaning given to such term in Section 2.25.
“Subsidiary Borrower Termination Notice” has the meaning given to such term in Section 2.25.

“Sustainability Structuring Agent” means BofA Securities, Inc. in its capacity as Sustainability Structuring Agent.
“Swingline Commitment” means the lesser of (i) $50,000,000 and (ii) the Unutilized Commitment of Wells Fargo.
“Swingline Exposure” means, with respect to any Lender at any time, its maximum aggregate liability to make Refunded Swingline Loans pursuant to Section 2.2(d) to refund, or to purchase participations pursuant to Section 2.2(e) in, Swingline Loans that are outstanding at such time.
“Swingline Lender” means Wells Fargo in its capacity as maker of Swingline Loans.
“Swingline Loans” has the meaning given to such term in Section 2.1(b).
“Syndicated L/C Honor Date” has the meaning given to such term in Section 2.5(a)(vii).
“Syndicated Letter of Credit Notice” has the meaning given to such term in Section 2.5(a)(ii).
“Syndicated Letters of Credit” means Letters of Credit Issued under Section 2.5(a)(i), which shall be substantially in the form of Exhibit A-2 or in such other form as may be agreed upon by the applicable Borrower and the L/C Agent.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Net Worth as of such date, (ii) Consolidated Indebtedness (but excluding any Hybrid Equity Securities) as of such date and (iii) the obligations of any Unum Party under any Hybrid Equity Securities as of such date.
“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of shareholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).
“Type” means with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code, each as reported in the most recent annual report for such Plan.
“United States” and “U.S.” mean the United States of America.
“Unum Parties” means, collectively, the Company and the Company’s Subsidiaries.
“Unutilized Commitment” means, at any time for each Lender, such Lender’s Commitment less the sum of (i) the outstanding principal amount of Loans made by such Lender (ii) such Lender’s Swingline Exposure and (iii) such Lender’s Letter of Credit Exposure.

“Unutilized Swingline Commitment” means, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.2(a), 2.8(a), and 2.12(b), in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(g)(ii)(B)(3).
“Wells Fargo” means Wells Fargo Bank, National Association.
“Wells Notice” means, with respect to any Person, a written notice by the staff of the Securities and Exchange Commission (the “SEC”) to the effect that the staff has completed an investigation of such Person and intends to recommend that the SEC take enforcement action against such Person in respect of alleged securities laws violations.
“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Equity Interests of such Subsidiary is owned, directly or indirectly, by such Person.
“Withholding Agent” means the applicable Borrower or the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided that, if the Company notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities and any other accounting rule to the contrary shall be disregarded.
1.3Other Terms; Construction.
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)All references to IRS Forms shall be deemed to include any successor form to any such IRS Form.
(c)All references herein to the Lenders or any of them shall be deemed to include the Fronting Bank, the Issuing Banks and the Swingline Lender unless specifically provided otherwise or unless the context otherwise requires.
(d)Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.4Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.5Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.17(f), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II

AMOUNT AND TERMS OF THE CREDIT
2.1Commitments.
(a)Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrowers from time to time on any Business Day during the Availability Period; provided that no Lender shall be obligated to make any Revolving Loan if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Borrowing), (x) the Credit Exposure of any Lender would exceed its Commitment at such time or (y) the Aggregate Credit Exposure would exceed the aggregate Commitments at such time. Within the foregoing limits, and subject to and on the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Loans.
(b)The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Swingline Loan,” and collectively, the “Swingline Loans”) to the Borrowers, from time to time on any Business Day during the Availability Period in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment, provided that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, (x) the Credit Exposure of any Lender (other than the Swingline Lender) would exceed its Commitment at such time, (y) the Aggregate Credit Exposure would exceed the aggregate Commitments at such time or (z) if any Lender is at such time a Defaulting Lender hereunder, unless the Swingline Lender has entered into satisfactory arrangements with the applicable Borrower or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender, and provided, further, that the Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to such Lender’s Ratable Share of such Swingline Loan. Subject to and on the terms and conditions of this Agreement, the Borrowers may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.2(d)) and reborrow Swingline Loans.

2.2Borrowing.
(a)The Loans shall, at the option of the applicable Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or SOFR Loans, provided that (i) the Swingline Loans shall be made and maintained as Base Rate Loans and (ii) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type. In order to make a Borrowing (other than (x) Borrowings of Swingline Loans, which shall be made pursuant to Section 2.2(c), (y) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.2(d), or (z) continuations or conversions of outstanding Loans made pursuant to Section 2.12), the applicable Borrower shall deliver to the Administrative Agent a fully executed, irrevocable notice of borrowing in the form of Exhibit B-1 (the “Notice of Borrowing”) no later than 11:00 a.m. three (3) U.S. Government Securities Business Days prior to each Borrowing of SOFR Loans and not later than 10:00 a.m. on the same Business Day as, but prior to, each Borrowing of Base Rate Loans. Upon its receipt of the Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the proposed borrowing. Notwithstanding anything to the contrary contained herein:
(i)each Borrowing of Base Rate Loans shall be in a principal amount not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each Borrowing of SOFR Loans shall be in a principal amount not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, in each case if less than the minimum amount, in the amount of the aggregate Unutilized Commitments);
(ii)if the applicable Borrower shall have failed to designate the Type of Loans in a Notice of Borrowing, then the Loans shall be made as Base Rate Loans; and
(iii)if the applicable Borrower shall have failed to specify an Interest Period to be applicable to any Borrowing of SOFR Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month.
(b)Not later than 1:00 p.m. on the requested Borrowing Date, each Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its Ratable Share of such requested Borrowing as its Loan or Loans. Upon satisfaction or waiver of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is to occur on the Closing Date, Section 3.1), the Administrative Agent will make the proceeds of the Loans available to the applicable Borrower in accordance with Section 2.3(a) by causing an amount of like funds equal to the amount received from the Lenders to be credited to an account of such Borrower.
(c)In order to make a Borrowing of a Swingline Loan, the applicable Borrower will give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) written notice not later than 3:00 p.m. on the date of such Borrowing. Each such notice (each, a “Notice of Swingline Borrowing”) shall be given in the form of Exhibit B-2, shall be irrevocable and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $500,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 5:00 p.m. on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, upon satisfaction or waiver of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is to occur on the Closing Date, Section 3.1), the Administrative Agent will make such amount available to the applicable Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.
(d)With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the applicable Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the applicable Borrower), not later than 11:00 a.m. one Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the applicable Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m. on the requested Borrowing Date, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its Ratable Share of the Refunded Swingline Loans. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s Ratable Share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the applicable Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 2.16(b).
(e)If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the applicable Borrower, Revolving Loans are not made pursuant to Section 2.2(d) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of such Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Swingline Lender), and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its Ratable Share of the unpaid amount thereof together with accrued interest thereon. Upon one Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this Section 2.2(e), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Overnight Rate for the first three Business Days and thereafter at the Adjusted Base Rate plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. Promptly following its receipt of any payment by or on behalf of the applicable Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s Ratable Share of such payment.
(f)Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Swingline Loans pursuant to Section 2.2(d) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.2(e) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) the failure of the amount of such Borrowing of Revolving Loans to meet the minimum Borrowing amount specified in Section 2.2(a), or (iv) the failure of any conditions set forth in Section 3.2 or elsewhere herein to be satisfied.
2.3Disbursements; Funding Reliance; Domicile of Loans.
(a)Each Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing it makes in accordance with the terms of any written instructions from any Authorized Officer of such Borrower, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent its Ratable Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender has not in fact made its Ratable Share of the applicable Borrowing to the Administrative Agent, then such Lender and the applicable Borrower severally (and not jointly) agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (ii) in the case of a payment to be made by the applicable Borrower, the Adjusted Base Rate. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan made on the applicable Borrowing Date and such payment shall absolve any obligation of the applicable Borrower in respect of any demand made under this Section in respect of such Loan. Any payment by any Borrower under this Section 2.3(b) shall be without prejudice to any claim such Borrower may have against any Lender that shall have failed to make such payment to the Administrative Agent.
(c)The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.1(c) are several and not joint. The failure of any Lender to make any such Loan, fund its participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, fund its participation or to make any such payment required hereunder.

(d)Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.
2.4Evidence of Debt; Notes.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the applicable Lending Office of such Lender resulting from each Credit Extension made by such Lending Office of such Lender, including the amounts of principal and interest payable and paid to such Lending Office of such Lender in respect of its Loans from time to time under this Agreement.
(b)The Administrative Agent shall maintain the Register pursuant to Section 10.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the date and amount of each applicable L/C Disbursement made under a Letter of Credit, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder in respect of each such Loan, (iv) the amount of any Reimbursement Obligation or interest due and payable or to become due and payable from each Borrower to each Lender and the Issuing Banks and (v) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s Ratable Share thereof.
(c)The entries made in the Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, the accounts maintained pursuant to Section 2.4(a)) shall be conclusive evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) its Obligations under this Agreement.
(d)The Loans made by each Lender shall, if requested by any Lender (which request shall be made to the Administrative Agent), be evidenced by a Note, executed by the applicable Borrower and payable to such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.
2.5Letters of Credit.
(a)Syndicated Letters of Credit.
(i)General. Each Lender agrees, on and subject to the terms and conditions of this Agreement, to Issue Letters of Credit as Syndicated Letters of Credit for the account of the requesting Borrower in Dollars from time to time during the Availability Period. Absent the prior written consent of each Issuing Bank, no Syndicated Letter of Credit may be Issued that would vary the several and not joint nature of the obligations of the Issuing Banks thereunder as provided in the next succeeding sentence. Each Syndicated Letter of Credit shall be Issued by all of the Issuing Banks acting through the L/C Agent, at the time of Issuance as a single multi-bank letter of credit, but the obligation of each Issuing Bank thereunder shall be several and not joint, in the amount of its Ratable Share of the Stated Amount of such Syndicated Letter of Credit.

(ii)Notice of Issuance. To request the Issuance of a Syndicated Letter of Credit, the applicable Borrower shall deliver by hand or overnight courier service (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Agent) to the L/C Agent and the Administrative Agent (which will promptly notify the Lenders) at least three Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the L/C Agent) a notice in a form reasonably acceptable to the L/C Agent (a “Syndicated Letter of Credit Notice”) requesting the Issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, extended or increased, as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Syndicated Letter of Credit is to expire (which shall comply with Section 2.5(a)(iii)), the amount of such Syndicated Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, extend or increase, as the case may be) such Syndicated Letter of Credit, it being understood and agreed that Syndicated Letters of Credit may be extended in accordance with Section 2.5(a)(iii). If requested by the L/C Agent, the applicable Borrower shall submit a letter of credit application on the L/C Agent’s standard form (with such changes as the L/C Agent shall reasonably deem appropriate) in connection with any request for a Syndicated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application submitted by the applicable Borrower to the L/C Agent relating to any Syndicated Letter of Credit, the terms and conditions of this Agreement shall control.
(iii)Expiration of Syndicated Letters of Credit. Each Syndicated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the Issuance of such Syndicated Letter of Credit or (ii) the Final Maturity Date; provided, however, that at the applicable Borrower’s request a Syndicated Letter of Credit shall provide by its terms, and on terms reasonably acceptable to the L/C Agent, for extension for successive periods of one year or less (but not beyond the Final Maturity Date) unless and until the L/C Agent shall have delivered prior written notice of non-extension to the beneficiary of such Syndicated Letter of Credit no later than the time specified in such Syndicated Letter of Credit (which the L/C Agent shall do only if (A) the L/C Agent has determined that it would not be permitted, or would have no obligation, at such time to Issue such Syndicated Letter of Credit in its revised form (as extended) under the terms hereof, or (B) the L/C Agent has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the applicable non-extension notice date from the Administrative Agent that (1) the Required Lenders have elected not to permit such extension or (2) one or more of the applicable conditions under Section 3.2 (other than the delivery of a Letter of Credit Notice) is not then satisfied). The L/C Agent shall promptly provide a copy of any such notice to the applicable Borrower.
(iv)Obligation of Lenders. The obligation of any Issuing Bank under any Syndicated Letter of Credit shall be several and not joint and shall be in an amount equal to such Issuing Bank’s Ratable Share of the aggregate Stated Amount of such Syndicated Letter of Credit at the time such Syndicated Letter of Credit is Issued, and each Syndicated Letter of Credit shall expressly so provide. No increase of Commitments under Section 2.21 or assignment of Commitments under Section 2.20 or Section 10.6 shall change or affect the liability of any Issuing Bank under any outstanding Syndicated Letter of Credit until such Syndicated Letter of Credit is amended giving effect to such increase, assignment or reallocation, as the case may be. The failure of any Issuing Bank to make any L/C Disbursement in respect of any Syndicated Letter of Credit on any date shall not relieve any other Issuing Bank of its corresponding obligation, if any, hereunder to do so on such date, but no Issuing Bank shall be responsible for the failure of any other Issuing Bank to make its L/C Disbursement in respect of any Syndicated Letter of Credit.
(v)Issuance Administration. Each Syndicated Letter of Credit shall be executed and delivered by the L/C Agent in the name and on behalf of, and as attorney-in-fact for, each Issuing Bank, and the L/C Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the L/C Agent shall act, as the agent of each such Issuing Bank to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such Issuing Bank and the applicable Borrower if a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Syndicated Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the L/C Agent shall have no obligation or liability for any L/C Disbursement under such Syndicated Letter of Credit (other than as an Issuing Bank), and each Syndicated Letter of Credit shall expressly so provide. Each Issuing Bank hereby irrevocably appoints and designates the L/C Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Issuing Bank each Syndicated Letter of Credit to be Issued by such Issuing Bank hereunder and to take such other actions contemplated by this Section 2.5(a)(v). The L/C Agent shall promptly furnish to the Issuing Banks copies of any Syndicated Letters of Credit Issued hereunder. Promptly upon the request of the L/C Agent, each Issuing Bank will furnish to the L/C Agent such additional powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the L/C Agent has the power to act as attorney-in-fact for such Issuing Bank to execute and deliver such Syndicated Letter of Credit.
(vi)Disbursement Procedures. The L/C Agent shall, within a reasonable time following its receipt thereof (and, in any event, within any specific time specified in the text of the relevant Syndicated Letter of Credit), examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit. The L/C Agent shall promptly after such examination and before such L/C Disbursement notify each applicable Issuing Bank and the applicable Borrower of such demand for payment. With respect to any demand for payment made under a Syndicated Letter of Credit which the L/C Agent has informed the applicable Issuing Banks is valid, each such Issuing Bank will promptly make an L/C Disbursement in respect of such Syndicated Letter of Credit in accordance with the amount of its liability under such Syndicated Letter of Credit and this Agreement, such L/C Disbursement to be made to the account of the L/C Agent most recently designated by it for such purpose by notice to the Issuing Banks. The L/C Agent will make such L/C Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account of the beneficiary identified by such beneficiary in connection with such demand for such L/C Disbursement. Promptly following any L/C Disbursement by any Issuing Bank in respect of any Syndicated Letter of Credit, the L/C Agent will notify the applicable Borrower of such L/C Disbursement.
(vii)Reimbursement. Each applicable Borrower agrees that it shall reimburse the applicable Issuing Banks in respect of L/C Disbursements made under Syndicated Letters of Credit by paying to the Administrative Agent an amount in Dollars equal to the aggregate amount of each L/C Disbursement (the “L/C Reimbursement Amount”) no later than 2:00 p.m. on the Business Day following the L/C Disbursement Date (the “Syndicated L/C Honor Date”) with respect to such Syndicated Letter of Credit together with interest thereon payable as provided in Section 2.5(e). If the applicable Borrower fails to reimburse the Issuing Banks the L/C Reimbursement Amount on the Syndicated L/C Honor Date, so long as the conditions set forth in Section 3.2 (other than the delivery of a Notice of Borrowing) are satisfied and subject to the amount of the Unutilized Commitments, such Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Syndicated L/C Honor Date in an amount equal to the L/C Reimbursement Amount, without regard to the minimum and multiples specified in Section 2.2(a)(i) for the principal amount of Borrowings, and the L/C Disbursements of each of the Issuing Banks shall be deemed to have satisfied their obligation to fund their Ratable Share of such Borrowing.
(b)Participated Letters of Credit.
(i)General. The Fronting Bank agrees, on and subject to the terms and conditions of this Agreement and in reliance upon the agreements of the Lenders set forth in this Section 2.5(b), to Issue Letters of Credit as Participated Letters of Credit for the account of the requesting Borrower in Dollars from time to time during the Availability Period. Each Participated Letter of Credit shall be in a form customarily used or otherwise approved by the applicable Borrower and the Fronting Bank.
(ii)Notice of Issuance. To request the Issuance of a Participated Letter of Credit, the applicable Borrower shall deliver by hand or overnight courier service (or transmit by electronic communication, if arrangements for doing so have been approved by the Fronting Bank and Administrative Agent) to the Fronting Bank and the Administrative Agent (which will promptly notify the Lenders) at least three Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Fronting Bank) a notice in a form reasonably acceptable to the Fronting Bank (a “Participated Letter of Credit Notice”) requesting the Issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, extended or increased, as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Participated Letter of Credit is to expire (which shall comply with Section 2.5(b)(iii)), the amount of such Participated Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, extend or increase, as the case may be) such Participated Letter of Credit, it being understood and agreed that Participated Letters of Credit may be extended in accordance with Section 2.5(b)(iii). If requested by the Fronting Bank, the applicable Borrower shall submit a letter of credit application on the Fronting Bank’s standard form (with such changes as the Fronting Bank shall reasonably deem appropriate) in connection with any request for a Participated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application submitted by such Borrower to the Fronting Bank relating to any Participated Letter of Credit, the terms and conditions of this Agreement shall control.
(iii)Expiration of Participated Letters of Credit. Each Participated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the Issuance of such Participated Letter of Credit or (ii) the Final Maturity Date; provided, however, that at the applicable Borrower’s request a Participated Letter of Credit shall provide by its terms, and on terms reasonably acceptable to the Fronting Bank, for extension for successive periods of one year or less (but not beyond the Final Maturity Date) unless and until the Fronting Bank shall have delivered prior written notice of non-extension to the beneficiary of such Participated Letter of Credit no later than the time specified in such Participated Letter of Credit (which the Fronting Bank shall do only if (A) the Fronting Bank has determined that it would not be permitted, or would have no obligation, at such time to Issue such Participated Letter of Credit in its revised form (as extended) under the terms hereof, or (B) the Fronting Bank has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the applicable non-extension notice date from the Administrative Agent that (1) the Required Lenders have elected not to permit such extension or (2) one or more of the applicable conditions under Section 3.2 (other than the delivery of a Letter of Credit Notice) is not then satisfied). The Fronting Bank shall promptly provide a copy of any such notice to the applicable Borrower and the Administrative Agent.
(iv)Participations. By the Issuance of a Participated Letter of Credit by the Fronting Bank (including any Existing Letters of Credit continued and deemed Issued as Participated Letters of Credit as of the Closing Date) and without any further action on the part of the Fronting Bank or the Lenders, the Fronting Bank hereby grants to each Lender in respect of such Participated Letter of Credit, and each such Lender hereby acquires from the Fronting Bank, a participation in such Participated Letter of Credit in an amount equal to the amount of such Lender’s Ratable Share of the Stated Amount of such Participated Letter of Credit and the applicable Borrower’s reimbursement obligations with respect thereto. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any such Letter of Credit or the existence of a Default or Event of Default or reduction or termination of the aggregate Commitments. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Fronting Bank, the amount of such Lender’s Ratable Share of each L/C Disbursement made by the Fronting Bank in respect of any Participated Letter of Credit promptly upon the request of the Fronting Bank at any time from the time such L/C Disbursement is made until such L/C Disbursement is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be disgorged or refunded to the applicable Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to Section 2.5(b)(vi), the Administrative Agent shall distribute such payment to the Fronting Bank or, to the extent that any Lender has made payments pursuant to this paragraph to reimburse the Fronting Bank, then to such Lenders and the Fronting Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Fronting Bank for any L/C Disbursement made by it shall not relieve the applicable Borrower of its obligation to reimburse such L/C Disbursement. Notwithstanding anything in this Agreement to the contrary, effective upon the increase of the Commitments pursuant to Section 2.21, each Lender’s participation in any Participated Letter of Credit outstanding on such date shall be automatically adjusted to reflect its Ratable Share after giving effect to such increase.
(v)Disbursement Procedures; Reimbursement.
(A)The Fronting Bank shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant Participated Letters of Credit Issued by it), examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. The Fronting Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower of such demand for payment and whether the Fronting Bank has made or will make a L/C Disbursement thereunder.

(B)Each Borrower agrees that it shall reimburse the Fronting Bank in respect of any L/C Disbursement made under such Borrower’s Participated Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to the amount of such L/C Disbursement no later than 2:00 p.m. on the Business Day following the L/C Disbursement Date (the “Participated L/C Honor Date”) with respect to such Participated Letter of Credit together with interest thereon payable as provided in Section 2.5(e). If applicable Borrower fails to so reimburse the Lenders by such time, the Administrative Agent shall promptly notify each Lender of the amount of the L/C Reimbursement Amount, and the amount of such Lender’s Ratable Share thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Participated L/C Honor Date in an amount equal to the L/C Reimbursement Amount, without regard to the minimum and multiples specified in Section 2.2(a)(i) for the principal amount of Borrowings, but subject to the amount of the Unutilized Commitments, and subject to the conditions set forth in Section 3.2 (other than the delivery of a Notice of Borrowing), and each Lender shall fund its Ratable Share of such Borrowing as set forth in Section 2.2(b). If the applicable Borrower is unable to request a Borrowing of Base Rate Loans because such Borrower cannot satisfy each of the conditions set forth in Section 3.2 (other than the delivery of a Notice of Borrowing) or for any other reason, each Lender shall fund its L/C Advance as set forth in Section 2.5(b)(vi).
(vi)Funding of Participations. If the applicable Borrower shall fail to reimburse the Fronting Bank for any L/C Disbursement on the Participated L/C Honor Date, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the applicable Borrower in respect thereof and the amount of such Lender’s Ratable Share thereof. Each Lender shall upon such notice make funds available to the Administrative Agent in Dollars for the account of the Fronting Bank at the Payment Office in an amount equal to the amount of its Ratable Share of the unpaid L/C Disbursement (such amount, its “L/C Advance”) not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the Fronting Bank for the amount of any payment made by the Fronting Bank under such Participated Letter of Credit, together with interest as provided herein. If any Lender fails to make available to the Administrative Agent for the account of the Fronting Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5(b)(vi), the Fronting Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Fronting Bank at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the Fronting Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.5(b)(vi) shall be conclusive absent manifest error. Until a Lender funds its L/C Advance pursuant to this Section 2.5(b)(vi) to reimburse the Fronting Bank for any L/C Disbursement made by it, interest in respect of such Lender’s L/C Advance shall be solely for the account of the Fronting Bank.
(vii)Repayment of Participations.
(A)At any time after the Fronting Bank has made a payment under any Participated Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.5(b)(vi), if the Administrative Agent receives for the account of the Fronting Bank any payment in respect of the related unpaid L/C Disbursement or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Ratable Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(B)If any payment received by the Administrative Agent for the account of the Fronting Bank pursuant to Section 2.5(b)(v) is required to be returned under any of the circumstances described in Section 2.14 (including pursuant to any settlement entered into by the Fronting Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Fronting Bank its Ratable Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect.
(viii)Failure to Make L/C Advances. The failure of any Lender to make the L/C Advance to be made by it on the date specified in Section 2.5(b)(vi) shall not relieve any other Lender of its obligation hereunder to make its L/C Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Advance to be made by such other Lender on such date.
(c)Conditions Precedent to the Issuance of Letters of Credit. Each Issuing Bank (and the L/C Agent, on behalf of the Issuing Banks) shall be under no obligation to Issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuance of such Letter of Credit or any law applicable to such Issuing Bank or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank or any Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Closing Date;
(ii)immediately after giving effect thereto, the Aggregate Credit Exposure would exceed the aggregate Commitments at such time;
(iii)immediately after giving effect thereto, the aggregate Letter of Credit Exposure would exceed the Letter of Credit Sublimit at such time;
(iv)with respect to the Issuance of a Participated Letter of Credit, immediately after giving effect thereto, the aggregate Letter of Credit Exposure in respect of Participated Letters of Credit would exceed the Participated Letter of Credit Sublimit at such time;
(v)the L/C Agent or the Fronting Bank, as the case may be, shall have delivered the written notice of non-extension described in Section 2.5(a)(iii) or Section 2.5(b)(iii) with respect to such Letter of Credit;
(vi)the L/C Agent or the Fronting Bank, as the case may be, shall have actual knowledge, or shall have received notice from any Lender prior to the Issuance of such Letter of

Credit that one or more of the applicable conditions under Section 3.2 is not then satisfied (or has not been waived in writing as required herein);
(vii)the expiry date of such Letter of Credit would occur more than twelve months after the date of Issuance or last extension unless the Required Lenders have approved such expiry date in writing as required pursuant to Section 10.5;
(viii)the expiry date of such Letter of Credit occurs after the Final Maturity Date, unless all of the Lenders have approved such expiry date in writing as required pursuant to Section 10.5;
(ix)such Letter of Credit is not substantially in form and substance reasonably acceptable to the L/C Agent or the Fronting Bank, as applicable, or the issuance of such Letter of Credit would violate the policies of the L/C Agent or Fronting Bank applicable to letters of credit in general;
(x)such Letter of Credit is denominated in a currency other than Dollars; or
(xi)with respect to the issuance of a Participated Letter of Credit, any Lender is at that time a Defaulting Lender, unless the Fronting Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Fronting Bank (in its sole discretion) with such Lender and/or the applicable Borrower to eliminate the Fronting Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iii)) with respect to such Defaulting Lender as it may elect in its sole discretion.
(d)Obligations Absolute. The Reimbursement Obligations of each Borrower with respect to an L/C Disbursement under any Letter of Credit for such Borrower’s account and the obligations of any Lender to reimburse the Fronting Bank with respect to any L/C Disbursement made by the Fronting Bank under any Participated Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including the following circumstances:
(i)any lack of validity or enforceability of this Agreement, any other Credit Document, any Letter of Credit Document, any Letter of Credit or any other agreement or instrument relating thereto;
(ii)any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any Letter of Credit Document, any Letter of Credit or any other amendment or waiver of or any consent to or departure from all or any of the Letter of Credit Documents or any Letter of Credit;
(iii)the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, the L/C Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any Letter of Credit Document or any unrelated transaction;
(iv)any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)payment by any Issuing Bank under a Letter of Credit against presentation of a document that does not strictly comply with the terms of such Letter of Credit;
(vi)any payment made by any Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(vii)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to or departure from any guarantee, for all or any of the Obligations of any Borrower; or
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any guarantor, other than as may be expressly set forth in this Agreement.
None of the Administrative Agent, the L/C Agent, any Issuing Bank or any Lender or any of their Related Parties shall have any liability or responsibility to any Borrower by reason of or in connection with the Issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing and the other provisions of this Section 2.5(d) shall not be construed to excuse the Administrative Agent, the L/C Agent, any Issuing Bank or any Lender from liability to a Borrower to the extent of any direct damages (as opposed to consequential or exemplary damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the gross negligence or willful misconduct of the Administrative Agent, the L/C Agent, such Issuing Bank or such Lender, as determined by a court of competent jurisdiction by final and nonappealable judgment, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(e)Interest. Unless the applicable Borrower reimburses each L/C Disbursement made in respect of Letters of Credit issued for its account in full on the date such L/C Disbursement is made, the unpaid amount of the Reimbursement Obligation thereof shall bear interest from the date of each L/C Disbursement until such amount shall be paid in full at the rate per annum then applicable to Base Rate Loans (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date of such L/C Disbursement). The Administrative Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of this Section.
(f)Collateralization of Letters of Credit.
(i)If (i) as of the Commitment Termination Date, any Letter of Credit may for any reason remain outstanding, (ii) at any time, the Aggregate Credit Exposure shall exceed the aggregate Commitments (after giving effect to any concurrent termination or reduction thereof) pursuant to Section 2.7(b) or (iii) any Event of Default occurs and is continuing and the Administrative Agent requires the applicable Borrower to Cash Collateralize the aggregate Letter of Credit Exposure pursuant to Section 8.2(c), such Borrower shall deliver to the Administrative Agent as Cash Collateral an amount in cash equal to 103% of the aggregate Stated Amount of all

Letters of Credit of such Borrower outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) or, in the case of clause (ii) above, an amount in cash equal to such excess. The Administrative Agent shall deposit such cash in a special collateral account of such Borrower pursuant to arrangements satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Issuing Banks and the Lenders.
(ii)Each Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Letter of Credit Exposure of such Borrower, and for application to its aggregate Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Issuing Banks and the Lenders, and the applicable Borrower shall have no interest therein except as set forth in clause (iii) of this Section 2.5(f). Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the applicable Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the sole discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in the Cash Collateral Account.
(iii)In the event of a drawing, and subsequent payment by any Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the applicable Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit of the applicable Borrower and reimbursement in full of the Issuing Banks for all of their respective obligations thereunder shall be held by the Administrative Agent, for the benefit of the applicable Borrower, to be applied against the Obligations of the applicable Borrower in such order and manner as the Administrative Agent may direct. If any Borrower is required to provide Cash Collateral pursuant to Section 2.7(b), such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to such Borrower, provided that after giving effect to such return (i) the Aggregate Credit Exposure would not exceed the aggregate Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If any Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
(g)Use of Letters of Credit. The Letters of Credit shall be available and each Borrower agrees that any Letters of Credit shall be used to support obligations of each such Borrower or any Subsidiary under any Primary Policies or Reinsurance Agreements underwritten by such Subsidiary, the obligations of any Subsidiary as a reinsurer under any Reinsurance Agreement with respect to credit for reinsurance, and for its general corporate purposes.
(h)Existing Letters of Credit. Each Borrower, the Fronting Bank and the Lenders agree that, as of the Closing Date, each Existing Letter of Credit issued for the account of any Borrower and outstanding on the Closing Date will continue and be deemed Issued under this Agreement for the account of such Borrower as a Participated Letter of Credit. There are no Syndicated Letters of Credit outstanding under the Existing Credit Agreement as of the Closing Date.

2.6Termination and Reduction of Commitments and Swingline Commitment.
(a)The aggregate Commitments shall be automatically and permanently terminated on the Commitment Termination Date. The Swingline Commitment shall be automatically and permanently terminated on the Commitment Termination Date.
(b)At any time and from time to time after the date hereof, upon not less than three Business Days’ prior written notice to the Administrative Agent (and in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Company may terminate in whole or reduce in part the aggregate Unutilized Commitments or the Unutilized Swingline Commitment; provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 ($500,000 in the case of the Unutilized Swingline Commitment) or, if greater, an integral multiple of $1,000,000 in excess thereof ($100,000 in the case of the Unutilized Swingline Commitment), and applied ratably among the Lenders according to their respective Commitments. Any such notice delivered by the Company may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or its effectiveness deferred by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The amount of any termination or reduction made under this Section 2.6(b) may not thereafter be reinstated. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Commitments pursuant to this Section 2.6 that has the effect of reducing the aggregate Commitments to an amount less than the amount of the Swingline Commitment, the Letter of Credit Sublimit and/or the Participated Letter of Credit Sublimit at such time shall result in an automatic corresponding reduction of the Swingline Commitment, the Letter of Credit Sublimit and/or the Participated Letter of Credit Sublimit, as the case may be, to the amount of the aggregate Commitments (as so reduced), without any further action on the part of the Borrowers, the Issuing Banks, the Swingline Lender or any other Lender.
(c)All fees accrued in respect of the Unutilized Commitments until the effective date of any termination thereof shall be paid on the effective date of such termination.
2.7Mandatory Payments and Prepayments.
(a)Except to the extent due or paid sooner pursuant to the provisions of this Agreement, each Borrower agrees to repay to the Lenders the aggregate outstanding principal of the Revolving Loans of such Borrower on the Commitment Termination Date. The aggregate outstanding principal of each Swingline Loan shall be due and payable in full on the earlier of (i) the date 10 Business Days after such Swingline Loan is made and (ii) the Commitment Termination Date.
(b)In the event that, at any time, the Aggregate Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrowers severally (and not jointly) agree to prepay, immediately upon notice from the Administrative Agent, (i) the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans and (ii) the outstanding principal amount of the Revolving Loans in the amount of such excess. Each Borrower is only obligated to prepay Swingline Loans and Revolving Loans borrowed by such Borrower and is not responsible for the prepayment of any Swingline Loan or Revolving Loan borrowed by any other Borrower. To the extent such excess amount is greater than the aggregate principal amount of Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for the aggregate Letter of Credit Exposure, as more particularly described in Section 2.5(f), and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount. Each payment or prepayment pursuant to the provisions of this Section 2.7 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each. Each payment or prepayment of a SOFR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.19 to be paid as a consequence thereof.
2.8Voluntary Prepayments.
(a)At any time and from time to time, each Borrower shall have the right to prepay the Loans, in whole or in part, together with accrued interest to the date of prepayment, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m. three (3) U.S. Government Securities Business Days prior to each intended prepayment of SOFR Loans and one Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans, which may be prepaid on a same-day basis), provided that (i) each partial prepayment of SOFR Loans shall be in an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof ($100,000 and $100,000, respectively, in the case of Swingline Loans), (ii) no partial prepayment of SOFR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining SOFR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.19 to be paid as a consequence of such prepayment, a prepayment of a SOFR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of SOFR Loans, the Interest Period of such Borrowing pursuant to which made), and shall be irrevocable and shall bind such Borrower to make such prepayment on the terms specified therein, subject to any condition specified in such notice. Any such notice delivered by a Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or its effectiveness deferred by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Revolving Loans and Swingline Loans prepaid pursuant to this Section 2.8(a) may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.
(b)Each prepayment of the Loans made pursuant to Section 2.8(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.
2.9Interest.
(a)Subject to Section 2.9(b), at the election of the applicable Borrower, (i) Revolving Loans shall bear interest at (A) the Base Rate plus the Applicable Percentage or (B) Adjusted Term SOFR plus the Applicable Percentage and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Percentage. The applicable Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.12(b).
(b)Upon the occurrence and during the continuance of any Default or Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g) and at the election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, (A) the applicable Borrower shall no longer have the option to request SOFR Loans, Swingline Loans or Letters of Credit, (B) all outstanding SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Percentage) then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Percentage) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Credit Document (to the extent not already bearing an additional 2% per annum pursuant to Section 2.5(e)) shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Percentage) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Credit Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)Accrued (and theretofore unpaid) interest in respect of any Loan shall be payable as follows:
(i)in respect of each Base Rate Loan and Swingline Loan, in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date;
(ii)in respect of each SOFR Loan, in arrears (y) on the last Business Day of the Interest Period applicable thereto and (z) if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period; provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion; and
(iii)in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.
(d)Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.
(e)The Administrative Agent shall promptly notify the applicable Borrower and the Lenders upon determining the interest rate for each Borrowing of SOFR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the applicable Borrower or the Lenders with any such notice shall neither affect any obligations of the applicable Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to such Borrower or any Lender. Each such determination shall, absent manifest error, be conclusive and binding on all parties hereto.
(f)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time in consultation with the Company and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.10Fees.
(a)The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (the “Commitment Fee”), which shall accrue at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during each calendar quarter (or portion thereof) on such Lender’s Unutilized Commitment (excluding clause (ii) of the definition thereof for purposes of this Section 2.10(a) only), during the period from and including the date hereof to but excluding the Commitment Termination Date; provided, however, that no Commitment Fee shall accrue on the Unutilized Commitments of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender. Accrued Commitment Fees shall be payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the date hereof and (ii) on the Commitment Termination Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day);
(b)The applicable Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding for such Borrower’s account during such quarter, at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during such quarter on such Lender’s Ratable Share of the average daily aggregate Stated Amount of Letters of Credit outstanding during such quarter; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Fronting Bank pursuant to Section 2.5(c)(xi) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Ratable Shares allocable to such Letter of Credit pursuant to Section 2.22(a)(iii), with the balance of such fee, if any, payable to the Fronting Bank for its own account. The Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date through the Final Maturity Date and (ii) on the Final Maturity Date;
(c)The Company agrees to pay to the Administrative Agent, for its own account, the annual administrative agent’s fee described in the Fee Letter, on the terms, in the amount and at the times set forth therein; and
(d)The applicable Borrower agrees to pay to the Fronting Bank, for its own account, with respect to the Issuance of each Participated Letter of Credit for such Borrower’s account hereunder, a fronting fee described in the Fee Letter, on the terms, in the amount and at the times set forth therein and, to the Fronting Bank and the L/C Agent, such reasonable fees and expenses as the Fronting Bank or L/C Agent customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.

2.11[Reserved].
2.12Conversions and Continuations.
(a)Each Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into SOFR Loans, or to convert any SOFR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any SOFR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) any such conversion of SOFR Loans of the same Borrowing into Base Rate Loans shall involve an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans of the same Borrowing into, or continuation of, SOFR Loans shall involve an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of SOFR Loans of the same Borrowing shall reduce the outstanding principal amount of SOFR Loans to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (x) if a SOFR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower will pay, upon such conversion, all amounts required under Section 2.19 to be paid as a consequence thereof, (y) no such conversion or continuation shall be permitted with regard to any Swingline Loans and (z) no conversion of Base Rate Loans into SOFR Loans or continuation of SOFR Loans shall be permitted during the continuance of a Default or Event of Default.
(b)The applicable Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m. three (3) U.S. Government Securities Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, SOFR Loans and one Business Day prior to the intended effective date of any conversion of SOFR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-3 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, SOFR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation. In the event that the Borrowers shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding SOFR Loans, such SOFR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then-current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the applicable Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, SOFR Loans, then such Borrower shall be deemed to have selected an Interest Period with a duration of one month.
2.13Method of Payments; Computations; Apportionment of Payments.
(a)All payments by any Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Administrative Agent, the Issuing Banks or the Lenders), at the Payment Office prior to 2:00 p.m. on the date payment is due. Any payment made as required hereinabove, but after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (subject in the case of SOFR Loans to the definition of “Interest Period”), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.
(b)The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s Ratable Share of such payment, and (ii) if such payment is received after 12:00 noon or in other than immediately available funds, the Administrative Agent will make available to each such Lender its Ratable Share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). Notwithstanding the foregoing or any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to the Administrative Agent, the Fronting Bank or the Swingline Lender, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent, the Fronting Bank or the Swingline Lender, as the case may be, until all such unsatisfied obligations are fully paid. If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its Ratable Share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent will distribute to the Issuing Banks and Swingline Lender like amounts relating to payments made to the Administrative Agent for the account of the Issuing Banks and Swingline Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.
(c)Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders, the Issuing Banks or the Swingline Lender, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders, the Issuing Banks or the Swingline Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Banks, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(d)All computations of interest and fees hereunder shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.
(e)Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 8.2 shall be applied by the Administrative Agent as follows:
(i)first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the

Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;
(ii)second, to the payment of any fees owed to the Administrative Agent and the Fronting Bank hereunder or under any other Credit Document;
(iii)third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders, the Swingline Lender, the Issuing Banks and the L/C Agent in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;
(iv)fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);
(v)fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations);
(vi)sixth, to Cash Collateralize Letter of Credit Exposure and to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and
(vii)seventh, to the payment of the surplus (if any) to the Borrowers, pro rata, or whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders, the Swingline Lender and the Issuing Banks in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to Cash Collateralize Letter of Credit Exposure pursuant to Section 2.5(f).
2.14Recovery of Payments.
(a)Each Borrower agrees that to the extent such Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.
(b)If any amounts distributed by the Administrative Agent to any Lender or any Issuing Bank are subsequently returned or repaid by the Administrative Agent to the applicable Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender or such Issuing Bank, or pursuant to applicable Requirements of Law, such

Lender or such Issuing Bank will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the applicable Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders or the Issuing Banks on the same basis as such amounts were originally distributed.
2.15Use of Proceeds. The proceeds of the Loans shall be used to provide for the working capital and general corporate requirements of the Borrowers and their respective Subsidiaries not in contravention of any Requirement of Law or any provision of this Agreement or any other Credit Document. Without limiting the generality of the foregoing, no proceeds from any Credit Extension shall be used, directly or, to the applicable Borrower’s knowledge after due care and inquiry, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Anti-Money Laundering Laws or Sanctions applicable to any party hereto.
2.16Pro Rata Treatment.
(a)Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their Ratable Share (in the case of the initial making of the Loans) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of the Loans), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.
(b)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Ratable Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Reimbursement Obligations or Swingline Loans to any assignee or Participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.16(b) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. If under any applicable Debtor Relief Law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.16(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.16(b) to share in the benefits of any recovery on such secured claim.
2.17Increased Costs; Change in Circumstances; Illegality.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make or participate in any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, such Issuing Bank or other Recipient, the applicable Borrowers will pay to such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth the calculation in reasonable detail of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.17(a) or Section 2.17(b) and delivered to the applicable Borrowers shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the applicable Borrowers shall not be required to compensate a Lender or such Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the applicable Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Subject to clause (f) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason, (i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Administrative Agent shall have received written notice from the Required Lenders of their determination that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining SOFR Loans during such Interest Period, the Administrative Agent will promptly so notify the Borrowers and the Lenders. Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) each Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, such Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.
(f)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.17(f)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(f)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17(f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.17(f).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, (A) each Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(g)Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender determines in good faith that any Change in Law has or would have the effect of making it unlawful for such Lender or its applicable Lending Office to make or to continue to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrowers that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (iii) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, in their sole discretion elect to convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (iii) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.
(h)Similar Treatment. Notwithstanding the foregoing Sections 2.17(a) and 2.17(b), no Lender, Issuing Bank or Recipient shall impose any costs specified therein or make any request for compensation pursuant thereto (or be entitled to any such additional costs) unless such Lender, Issuing Bank or Recipient is then generally imposing such cost upon or requesting such compensation from borrowers in connection with similar credit facilities containing similar provisions and at the time of such request certifies to the Borrowers to the effect of the foregoing; provided such Lender, Issuing Bank or Recipient shall not be required to disclose any of its records or any other information that it deems confidential.
2.18Taxes.
(a)For purposes of this Section 2.18, the term “Lender” includes each Issuing Bank.
(b)Any and all payments by or on account of any obligation of any Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 2.18 the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Each Borrower shall indemnify each Recipient, within 10 days after demand therefor, for its applicable share of the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18 payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.18(e).
(f)As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.18, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.18(g)(ii)(A), 2.18(g)(ii)(B) and 2.18(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:
(A)any Lender that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.18(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.18(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.18(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender,

the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.19Compensation. Each Borrower will compensate each Lender upon demand for all losses (other than loss of Applicable Percentage), expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by such Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b)  any failure of such Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of such Borrower to prepay any SOFR Loan on a date specified therefor in any notice of prepayment (regardless of whether any such notice of prepayment may be revoked under Section 2.8(a) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by such Borrower pursuant to Section 2.20(a). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Borrowers under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.20Replacement of Lenders; Mitigation of Costs.
(a)If any Lender requests compensation under Sections 2.17(a) or 2.17(b), or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.20(b), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.17(a), 2.17(b) or 2.18) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Administrative Agent shall have received the assignment fee specified in Section 10.6(b)(iv);
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, any L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.19) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a request for compensation under Sections 2.17(a) or 2.17(b) or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Requirements of Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 2.20 may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(b)If any Lender requests compensation under Sections 2.17(a) or 2.17(b), or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or L/C Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.17(a), 2.17(b) or 2.18, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender as it so deems in good faith. Each Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
2.21Increase in Commitments.
(a)The Company shall have the right, at any time and from time to time after the Closing Date but prior to the date 30 days prior to the Commitment Termination Date by written notice to and in consultation with the Administrative Agent, to request an increase in the aggregate Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Lenders increase their respective Commitments then in effect (each, an “Increasing Lender”), by adding as a Lender with a new Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender”), or a combination thereof; provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) immediately after giving effect to any Commitment Increase, the aggregate of all Commitment Increases effected after the Closing Date shall not exceed $200,000,000, and (iii) no existing Lender shall be obligated to increase its Commitment as a result of any request for a Commitment Increase by the Company unless it agrees in its sole discretion to do so.
(b)Each Additional Lender must qualify as an Eligible Assignee (the approval of which by the Administrative Agent, the Swingline Lender and the Fronting Bank shall not be unreasonably withheld or delayed) and the Borrowers and each Additional Lender shall execute a Lender Joinder Agreement together with all such other documentation as the Administrative Agent and the Borrowers may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, to evidence the Commitment of such Additional Lender and its status as a Lender hereunder.

(c)If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Commitment Increase Date,” which shall be a Business Day not less than 30 days prior to the Commitment Termination Date) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Commitment Increase Date. The Administrative Agent is hereby authorized, on behalf of the Lenders, to enter into any amendments to this Agreement and the other Credit Documents as the Administrative Agent shall reasonably deem appropriate to effect such Commitment Increase.
(d)Notwithstanding anything set forth in this Section 2.21, no increase in the aggregate Commitments pursuant to this Section 2.21 shall be effective unless:
(i)The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:
(A)as to each Increasing Lender, evidence of its agreement to provide a portion of the Commitment Increase, and as to each Additional Lender, a duly executed Lender Joinder agreement together with all other documentation required by the Administrative Agent and the Borrowers pursuant to Section 2.21(b);
(B)an instrument, duly executed by each Borrower and the Guarantor, acknowledging and reaffirming its obligations under this Agreement and the other Credit Documents;
(C)a certificate of the secretary or an assistant secretary of each Borrower, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such Borrower approving or consenting to such Commitment Increase;
(D)a certificate of an Authorized Officer of the Company, certifying that (y) as of the Commitment Increase Date, all representations and warranties of the Borrowers contained in this Agreement and the other Credit Documents are true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects), both immediately before and after giving effect to the Commitment Increase and any Borrowings or Letters of Credit issued in connection therewith (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects), in each case as of such date), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Borrowings or Letters of Credit issued in connection therewith and the application of the proceeds thereof);
(ii)If there is a non-ratable increase in the aggregate Commitments, each outstanding Syndicated Letter of Credit shall have been amended giving effect to the reallocation of the Commitments or, if required, returned by each respective beneficiary to the Administrative Agent and cancelled and/or exchanged for a new or amended Syndicated Letter of Credit giving effect to the reallocated Commitments; and
(iii)The conditions precedent set forth in Section 3.2 shall have been satisfied.

(e)On the Commitment Increase Date, to the extent necessary to keep the outstanding Loans ratable in the event of any non-ratable increase in the aggregate Commitments, (i) all then outstanding Revolving Loans (the “Outstanding Loans”) shall, to the extent not then maintained as Base Rate Loans, automatically be converted into Base Rate Loans, (ii) immediately after the effectiveness of the Commitment Increase, each Borrower may, if it so requests, convert any such Base Rate Loans into SOFR Loans in the amounts and for the Interest Periods specified in a Notice of Conversion/Continuation delivered to the Administrative Agent in accordance with Section 2.12, (iii) each Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s Ratable Share, calculated after giving effect to the Commitment Increase, of the Outstanding Loans and (z) such Lender’s Ratable Share, calculated without giving effect to the Commitment Increase, of the Outstanding Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s Ratable Share, calculated without giving effect to the Commitment Increase, of the Outstanding Loans and (z) such Lender’s Ratable Share, calculated after giving effect to the Commitment Increase, of the amount of the Outstanding Loans, (v) the Lenders shall be deemed to hold the Outstanding Loans ratably in accordance with their respective Commitment (calculated after giving effect to the Commitment Increase), (vi) each Borrower shall pay all accrued but unpaid interest on the Outstanding Loans as of the Commitment Increase Date to the Lenders entitled thereto, and (vii) Schedule 1.1(a) shall automatically be amended to reflect the Commitments of all Lenders after giving effect to the Commitment Increase. The conversion of SOFR Loans pursuant to clause (i) above shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 2.19 if the Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.
2.22Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.5.
(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:
(A)first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;
(B)second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting Bank or the Swingline Lender hereunder;
(C)third, if so determined by the Administrative Agent or requested by the Fronting Bank or the Swingline Lender, to be held as Cash Collateral for the Fronting Exposure of the Fronting Bank or the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.22(c);

(D)fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;
(E)fifth, if so determined by the Administrative Agent or the Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Fronting Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit Issued under this Agreement, in accordance with Section 2.22(c);
(F)sixth, to the payment of any amounts owing to the Lenders, the Fronting Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Fronting Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;
(G)seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
(H)eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;
provided that if (x) such payment is a payment of the principal amount of any Loans or any Letter of Credit Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and obligations in respect of Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or obligations in respect of Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which such Lender is a Defaulting Lender and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Lender.
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Letter of Credit Exposure for which it has provided Cash Collateral in accordance with Section 2.22(c).
(C)With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to Section 2.22(a)(iii)(A) or 2.22(a)(iii)(B), the Borrowers shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Exposure or Swingline Exposure that has been reallocated to such non-Defaulting Lender pursuant to Section 2.22(a)(iv), (y) pay to the Fronting Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Fronting Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)All or any part of such Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Credit Exposures (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.
(v)If the reallocation described in Section 2.22(a)(iv) cannot, or can only partially, be effected, the applicable Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (b) second, Cash Collateralize the Fronting Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(c).
(b)If the Borrowers, the Administrative Agent, the Fronting Bank and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans, Syndicated Letters of Credit and funded and unfunded participations in Participated Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Credit Exposures (without giving effect to Section 2.22(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)At any time that there shall exist a Defaulting Lender, within two Business Days upon the request of the Administrative Agent, the Fronting Bank or the Swingline Lender, the applicable Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by the Defaulting Lender).
(i)All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The applicable Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Fronting Bank and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.22(c)(ii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the applicable Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(ii)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in specific Letter of Credit Exposure or specific Swingline Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the applicable Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 2.22 may be otherwise applied in accordance with Section 2.13) and (y) the Person providing Cash Collateral and the Fronting Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.23Extension of Commitment Termination Date.
(a)The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) given in writing not more than ninety (90) days and not later than thirty (30) days prior to any anniversary of the Closing Date (each such anniversary date, the relevant “Extension Date”), on no more than two (2) occasions during the term of this Agreement, request that each Lender extend such Lender’s Commitment Termination Date for a period of one (1) year from the Commitment Termination Date then in effect hereunder (the “Existing Commitment Termination Date”); provided that the Commitment Termination Date, after giving effect to any such extension, shall not be later than five (5) years after the effective date of such extension.
(i)Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given in writing not earlier than sixty (60) days prior to the Extension Date and not later than fifteen (15) days prior to the Extension Date (the date that is fifteen (15) days prior to the Extension Date being the “Notice Date”), advise the Administrative Agent if such Lender accepts the extension request from the Company (and each Lender that determines not to so extend its Commitment Termination Date (each, a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination and in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(ii)The Administrative Agent shall notify the Company of each Lender’s determination under this Section 2.23(a) no later than the date that is ten (10) days prior to the Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).
(iii)The Company shall have the right on or before the Extension Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent, the Swingline Lender and the Fronting Bank (which approvals shall not be unreasonably withheld, conditioned or delayed), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
(iv)If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Commitment Termination Date of each extending Lender and of each Additional Commitment Lender shall be extended to the date falling one (1) year after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and the other Credit Documents.
(v)Notwithstanding the foregoing, the extension of the Commitment Termination Date pursuant to this Section 2.23(a) shall not be effective with respect to any Lender unless:
(A)no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and
(B)the representations and warranties contained in this Agreement are true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(vi)On or before the Commitment Termination Date of each Non-Extending Lender, the applicable Borrowers shall pay in full (i) the principal of and interest on all of the Revolving Loans made by such Non-Extending Lender to the Borrowers hereunder and (ii) all other amounts owing to such Lender hereunder.
2.24Additional Borrowers. The Company may at any time, upon not less than ten (10) Business Days’ notice to the Administrative Agent, designate any Wholly-Owned Subsidiary of the Company that is organized under the laws of the United States or a State thereof as a Borrower (each such Subsidiary, an “Additional Borrower”) to request Letters of Credit and Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H-1 (an “Additional Borrower Joinder Agreement”). As a condition to any Additional Borrower joining this Agreement as a Borrower and becoming entitled to utilize the credit facilities provided for herein, the Administrative Agent shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information that it may reasonably request and any information reasonably necessary for any Lender to satisfy its “know-your-customer” obligations as required by law. Promptly following receipt of the executed Additional Borrower Joinder Agreement and all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall notify the Company and the Lenders specifying the effective date upon which the Additional Borrower shall constitute a Borrower for purposes hereof, whereupon such Additional Borrower may request Letters of Credit and Loans hereunder on the terms and conditions set forth herein, and each of the parties agrees that such Additional Borrower otherwise shall be a Borrower for all purposes of this Agreement.
2.25Termination of Subsidiary Borrowers. So long as there shall be no Loans or Letters of Credit outstanding with respect to any Borrower who is a subsidiary of the Company (a “Subsidiary Borrower”) or other amounts owing hereunder or under the other Credit Documents by such Subsidiary Borrower (or any pending borrowing request by such Subsidiary Borrower), the Company may elect to terminate such Subsidiary Borrower as a Borrower hereunder by delivering to the Administrative Agent a notice substantially in the form of Exhibit H-2 or any other form approved by the Administrative Agent (each a “Subsidiary Borrower Termination Notice”), duly completed and executed by an Authorized Officer of the Company. Any Subsidiary Borrower Termination Notice furnished hereunder shall be effective upon receipt thereof by the Administrative Agent (which shall promptly so notify the Lenders), whereupon all commitments of the Lenders to make Loans to such Subsidiary Borrower or to Issue Letters of Credit for the account of such Subsidiary Borrower, and the rights of such Subsidiary Borrower to borrow Loans and request Letters of Credit hereunder shall terminate and such Subsidiary Borrower shall immediately cease to be a Borrower hereunder and a party hereto; provided that, notwithstanding anything herein to the contrary, the delivery of a Subsidiary Borrower Termination Notice with respect to any Subsidiary Borrower shall not terminate or discharge (i) any obligation of such Subsidiary Borrower that remains unpaid at such time or (ii) the obligations of the Company under Article XI with respect to any such unpaid obligations.
2.26ESG Amendment. After the Closing Date, the Company, in consultation with the Sustainability Structuring Agent, shall be entitled to establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Borrowers and their respective Subsidiaries to be mutually agreed between the Company and the Sustainability Structuring Agent. The Sustainability Structuring Agent, the Borrowers and the Required Lenders may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement. Upon effectiveness of any such ESG Amendment, based on the Borrowers’ performance against the KPIs, certain adjustments to the Commitment Fee and Applicable Percentage for Loans and Letter of Credit Fees may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in an increase or decrease of more than (a) 1.00 basis point in the Commitment Fee and/or (b) 5.00 basis points in the Applicable Percentage for Loans and Letter of Credit Fees, and such adjustments shall not be cumulative year-over-year. The pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published from time to time by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) or with precedent Sustainability Linked Loans in the insurance syndicated loan market at the time of the ESG Amendment and is to be agreed between the Company and the Sustainability Structuring Agent (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Commitment Fee or Applicable Percentage for Loans and Letter of Credit Fees to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.

2.27Sustainability Structuring Agent. The Sustainability Structuring Agent will (i) assist the Company in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Company in preparing informational materials focused on KPIs to be used in connection with the ESG Amendment, in each case, based upon the information provided by the Company with respect to the applicable KPIs selected in accordance with Section 2.26. Each party hereto agrees that neither the Administrative Agent nor the Sustainability Structuring Agent (x) makes any assurances with regard to environmental or social impact and sustainability performance or that the characteristics of the relevant KPI metrics (including any environmental, social and sustainability criteria or any computation methodology) meet any industry standards for sustainability-linked credit facilities, (y) shall have any duty (or liability in respect of) to ascertain, inquire into or otherwise independently verify any such information, or (z) shall have any responsibility for (or be liable for) the completeness or accuracy of any such information. The Sustainability Structuring Agent shall have the benefit of the provisions in Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.7, 10.1 and 10.13 in each case to the same effect as the Administrative Agent thereunder.
ARTICLE III

CONDITIONS PRECEDENT
3.1Conditions Precedent to the Closing Date. The amendment and restatement of the Existing Credit Agreement and the obligation of each Lender to make Credit Extensions hereunder shall become effective on the date (such date, the “Closing Date”) on which each of the following conditions precedent is satisfied:
(a)The Administrative Agent shall have received the following, each of which shall be originals or in an electronic format acceptable to the Administrative Agent (followed promptly by originals in the case of Notes) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date prior to the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)executed counterparts of this Agreement;
(ii)Notes executed by each Borrower in favor of each Lender requesting a Note;
(iii)customary opinions requested by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent;
(iv)a certificate, signed by an Authorized Officer of the Company, certifying that (A) all representations and warranties of the Borrowers contained in this Agreement and the other Credit Documents are true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of the Closing Date, both immediately before and after giving effect to the transactions contemplated hereby (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such date), (B) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, (C) no change, occurrence or development shall have occurred or become known to the Company since December 31, 2021 that would reasonably be expected to have a Material Adverse Effect, and

(D) all conditions precedent to the Closing Date set forth in this Section 3.1 have been satisfied or waived as required hereunder;
(v)a certificate of the secretary or an assistant secretary of each Borrower certifying (A) that attached thereto is a true and complete copy of the articles or certificate of incorporation or formation and all amendments thereto of such Borrower, certified as of a recent date by the Secretary of State of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (B) that attached thereto is a true and complete copy of the bylaws or operating agreement of such Borrowers, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Borrower, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents, and (D) as to the incumbency and genuineness of the signature of each officer of such Borrower executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above;
(vi)the Financial Condition Certificate signed by an Authorized Officer of the Company confirming that, as of the Closing Date, after giving effect to the consummation of the transactions contemplated hereby each of the Borrowers and their respective Subsidiaries is solvent; and
(vii)a certificate as of a recent date of the good standing of each Borrower under the laws of its jurisdiction of organization, from the Secretary of State of such jurisdiction.
(b)All material governmental authorizations and third-party consents and approvals necessary in connection with the consummation of any of the transactions contemplated hereby shall have been obtained and shall remain in effect and shall not impose any restriction or condition materially adverse to the Administrative Agent or the Lenders; all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority; and no law or regulation shall be applicable, or event shall have occurred, that seeks to enjoin, restrain, restrict, set aside or prohibit, or impose materially adverse conditions upon, the consummation of any of the transactions contemplated hereby.
(c)There shall be no action, suit, proceeding or investigation (whether previously existing, newly instituted or threatened in writing) before, and no order, injunction or decree shall have been entered by, any court, arbitrator or other Governmental Authority, in each case seeking to enjoin, restrain, restrict, set aside or prohibit, to impose material conditions upon, or to obtain substantial damages in respect of, the consummation of any of the transactions contemplated hereby or, other than as may have been specifically disclosed in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2021, that has, or would reasonably be expected to have, a Material Adverse Effect.
(d)The Administrative Agent shall have received copies of the financial statements referred to in Section 4.12.
(e)Since December 31, 2021, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that would reasonably be expected to have a Material Adverse Effect.

(f)The Company shall have paid (i) to Wells Fargo Securities, LLC and the Administrative Agent, the fees required under the Fee Letter to be paid on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Fee Letter, and (iii) all other fees and reasonable expenses of the Arrangers, the Administrative Agent, the L/C Agent, the Fronting Bank and the Lenders required to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby to the extent invoiced at least two Business Days prior to the Closing Date; provided, however, that nothing in the preceding sentence shall be deemed a waiver of the Company’s obligations set forth in Section 10.1.
(g)The Company shall have paid all accrued and unpaid fees and interest, if any, under the Existing Credit Agreement as of the Closing Date.
(h)The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer of each Borrower, including wire transfer information, directing the payment of the proceeds of the Loans to be made hereunder.
(i)The Administrative Agent and the Lenders shall have received from each Borrower all documentation and other information requested by the Administrative Agent that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act. At least five (5) day prior to the Closing Date, each Borrower shall have delivered to the Administrative Agent and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation).
Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
3.2Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extensions hereunder (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.2(d) and Borrowings as a result of conversions and continuations of outstanding Loans pursuant to Section 2.12), and the obligation of each Issuing Bank to Issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of Issuance:
(a)The applicable Borrower shall have delivered a Notice of Borrowing in accordance with Section 2.2(a), a Notice of Swingline Borrowing in accordance with Section 2.2(c), or a Letter of Credit Notice in accordance with Section 2.5(a)(ii) or 2.5(b)(ii), as applicable;
(b)Each of the representations and warranties set forth in this Agreement and in the other Credit Documents shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of any Credit Extension, with the same effect as if made on and as of such date, both immediately before and after giving effect to such Credit Extension (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of such date), provided that the representations and warranties contained in subsection (a) and (b) of Section 4.12 shall be deemed to refer to the most recent financial statement furnished pursuant to Section 5.1;
(c)No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to such Credit Extension;
(d)With respect to the making of any Loan, the applicable limitation on amounts set forth under Section 2.1 shall not have been exceeded; and
(e)With respect to the Issuance of any Letter of Credit, the applicable conditions in Section 2.5(c) shall have been satisfied.
Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Notice, and the consummation of each Credit Extension, shall be deemed to constitute a representation and warranty by the applicable Borrower that the statements contained in Sections 3.2(b) through 3.2(e) above are true as of the date such Credit Extension is made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent, the Issuing Banks and the Lenders to enter into this Agreement and to induce the Lenders and the Issuing Banks to extend the credit contemplated hereby, the Company represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders as follows:
4.1Corporate Organization and Power. Each Borrower and each Material Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full corporate power and authority to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except in the case of clauses (ii) and (iii) where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Borrower or any of their respective Subsidiaries is an Affected Financial Institution.
4.2Authorization; Enforceability.
(a)Each Borrower has the full corporate power and authority to execute, deliver and perform its obligations under the Credit Documents and has taken all necessary corporate action to execute, deliver and perform its obligations under each of the Credit Documents, and has validly executed and delivered each of the Credit Documents.
(b)This Agreement constitutes, and each of the other Credit Documents upon execution and delivery by each Borrower will constitute, the legal, valid and binding obligation of each Borrower, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law, including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy; and (ii) concepts of materiality, reasonableness, good faith, and fair dealing.

4.3No Violation. The execution, delivery and performance by each Borrower of this Agreement and each of the other Credit Documents, and compliance by it with the terms hereof and thereof, and any Credit Extensions made hereunder, in each case do not and will not (i) violate any provision of its certificate of incorporation, bylaws or other organizational documents, (ii) contravene any Requirement of Law applicable to it or (iii) conflict with, result in a breach of, or the creation of any Lien under, or require any payment to be made under, or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, other than, in the case of clauses (ii) and (iii), such contraventions, conflicts, breaches, Liens, payments and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4Governmental and Third-Party Authorization; Permits.
(a)No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by any Borrower of this Agreement or any of the other Credit Documents or the legality, validity or enforceability hereof or thereof or the request by any Borrower of any Credit Extensions hereunder, in each case other than such consents, approvals, authorizations and other actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Each Borrower and the Material Subsidiaries have, and are in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct their business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.5Insurance Licenses. Schedule 4.5 lists with respect to each Domestic Insurance Subsidiary that is a Material Subsidiary, as of the Closing Date, all of the jurisdictions in which such Insurance Subsidiary holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, “Licenses”), and indicates the type or types of insurance in which each such Insurance Subsidiary is permitted to be engaged with respect to each License therein listed. (i) No License held by any Insurance Subsidiary that is a Material Subsidiary is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, and (ii) no such suspension, revocation or limitation is threatened in writing by any relevant Insurance Regulatory Authority, that, in each instance under (i) and (ii) above, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Insurance Subsidiary that is a Material Subsidiary transacts any insurance or reinsurance business, directly or indirectly, in any jurisdiction without a license where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction except to the extent that the failure to have any such license, permit or other authorization would not reasonably be expected to have a Material Adverse Effect.
4.6Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of a Responsible Officer of any Borrower, threatened in writing, at law or in equity before any court, arbitrator or other Governmental Authority, against or affecting, and no Wells Notice has been received by, any Borrower (other than, solely with respect to the following clause (i), as may have been specifically disclosed in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2021) (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) with respect to this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby.

4.7Taxes. Each Borrower and each Material Subsidiary has filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those Taxes, assessments, fees and other charges that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP (if so required), or (ii) where the failure to file such returns and reports or the failure to pay such Taxes, assessments, fees and other charges would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of any Borrower or any Material Subsidiary the outcome of which would reasonably be expected to have a Material Adverse Effect. There is no unresolved claim by any Governmental Authority concerning the tax liability of any Borrower or any Material Subsidiary for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP (if so required) or that would not reasonably be expected to have a Material Adverse Effect.
4.8Subsidiaries.
(a)Set forth on Schedule 4.8 is a complete and accurate list of all of the Material Subsidiaries of the Company as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding Equity Interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such Equity Interests. Each of the Company and its Material Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on Schedule 4.8.
(b)No Material Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests, to repay Indebtedness owed to any Borrower, to make loans or advances to any Borrower, or to transfer any of its assets or properties to any Borrower, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.
4.9Full Disclosure. All written information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, the Arrangers or any Lender by or on behalf of each Borrower for purposes of or in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby (other than projections, estimates, forecasts and information of a general economic or industry specific nature), is and will be complete and correct in all material respects as of the date so furnished and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which the same were made; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made. As of the Closing Date, there is no fact known to any Borrower that has, or would reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Company and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by such Borrower to the Administrative Agent and/or the Lenders. As of the Closing Date, all of the information included in each Borrower’s Beneficial Ownership Certification is true and correct in all respects.
4.10Margin Regulations. No Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of any Credit Extension will be used, directly or indirectly, by any Borrower or any of its Subsidiaries to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate Regulations T, U or X or any provision of the Exchange Act as if such regulations or statute applied to such Person. After applying the proceeds of any Credit Extension, not more than 25 percent of the assets (as determined by any reasonable method) of any Borrower or any of its Subsidiaries is represented by Margin Stock.
4.11No Material Adverse Effect. Since December 31, 2021, there has not occurred any event, condition or state of facts, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
4.12Financial Matters.
(a)The Company has heretofore made available to the Administrative Agent copies of the audited consolidated balance sheets of the Company and its Subsidiaries for the fiscal years ending December 31, 2019, December 31, 2020 and December 31, 2021 and the related statements of income, stockholders’ equity and cash flows for the fiscal years or period then ended, together with the opinion of Ernst & Young LLP thereon. Such consolidated financial statements (A) have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and (B) present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated.
(b)The Company has heretofore made available to the Administrative Agent copies of the Annual Statements of each Insurance Subsidiary that is a Material Subsidiary as of December 31, 2019, 2020 and 2021 for the fiscal years then ended, each as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared, in all material respects, in accordance with SAP (except as may be reflected in the notes thereto), were in all material respects, in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flows of the respective Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary that is a Material Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements.
4.13Ownership of Properties. Each Borrower and each Material Subsidiary (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets necessary or used in the ordinary course of its business, except, with respect to the foregoing clauses (i) – (iii), such defects in title that would be a Permitted Liens hereunder or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.14ERISA.
(a)The Company and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code, in each case except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No ERISA Event (i) has occurred within the five year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Company, is reasonably expected to occur with respect to any Plan, except where the occurrence of ERISA Events, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Company nor any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except where the incurrence of any Unfunded Pension Liability or liability in connection with such transactions, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b)Neither the Company nor any of its ERISA Affiliates has any outstanding liability on account of a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any of its ERISA Affiliates would become subject to any liability under ERISA if any such Person were to withdraw completely from all Multiemployer Plans as of the most recent valuation date, except where the incurrence of any such liabilities, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Multiemployer Plan is “insolvent” within the meaning of such term under ERISA, except where the existence of such insolvency, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(c)The Borrowers shall not use any of the “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more of their Benefit Plans in connection with the Loans, the Letters of Credit or Commitments.
4.15Compliance with Laws. Each Borrower has filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
4.16Investment Company Act. No Borrower or any of the Domestic Insurance Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940.
4.17Insurance. The assets, properties and business of each Borrower and each Material Subsidiary are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.
4.18Senior Debt Status. Each Borrower’s obligations under this Agreement and each other Credit Document to which it is a party rank pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Indebtedness of such Borrower, with the exception of those obligations that are mandatorily preferred by law and not by contract.

4.19Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)None of (i) the Company, any Subsidiary, or, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of the Company or any Subsidiary, any agent or representative of the Company or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)Each of the Company and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(c)Each of the Company and its Subsidiaries and, to the knowledge of the Company or any of its Subsidiaries, each director, officer, employee and agent of the Company and each such Subsidiary, is in compliance in all material respects with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws and is in compliance with all applicable Sanctions.
(d)No proceeds of any Credit Extension have been used in violation of Section 2.15.
Each reference to “Subsidiary” in this Section includes the Securitization Subsidiary and its Wholly Owned Subsidiaries.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the termination of the Commitments, the termination or expiration with no pending drawings of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, the Company covenants and agrees that:
5.1Financial Statements. The Company will deliver to the Administrative Agent (which shall promptly make such information available to each Lender):
(a)Within 45 days (or, if earlier and if applicable to the Company, the quarterly report deadline under the Exchange Act rules and regulations) after the end of each of the first three fiscal quarters in each fiscal year of the Company, beginning with the first quarter of fiscal year 2022, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and unaudited (i) consolidated income statement and consolidated statement of stockholders’ equity for the Company and its Subsidiaries and (ii) a consolidated statement of cash flow for the Company for that portion of the fiscal year then ended, all in reasonable detail and certified by the chief executive officer or chief financial officer of the Company to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, in accordance with GAAP (subject to the absence of notes required by GAAP and normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter, it being understood and agreed that the filing of the Company’s Form 10-Q with the SEC shall satisfy the requirements in this Section 5.1(a) (subject to the time periods set forth in this Section 5.1(a));
(b)Within 90 days (or, if earlier and if applicable to the Company, the annual report deadline under the Exchange Act rules and regulations) after the end of each fiscal year, beginning with fiscal year 2022, an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related (i) audited consolidated income statements and consolidated statements of stockholders’ equity for the Company and its Subsidiaries and (ii) an audited consolidated statement cash flow for the Company for the fiscal year then ended, including the notes thereto, all in reasonable detail and (with respect to the audited statements) certified by Ernst & Young LLP or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, it being understood and agreed that the filing of the Company’s Form 10-K with the SEC shall satisfy the requirements in this Section 5.1(b) (subject to the time periods set forth in this Section 5.1(b));
(c)Concurrently with each delivery of the financial statements described in Sections 5.1(a) and 5.1(b), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by a Financial Officer of the Company, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VI as of the last day of the period covered by such financial statements; and
(d)Promptly after the required filing date, any Annual Statement and Quarterly Statement required to be filed with any Insurance Regulatory Authority by any Borrower or any Insurance Subsidiary that is a Material Subsidiary, in each case in the form filed with such Insurance Regulatory Authority in conformity with the requirements thereof.
Documents required to be delivered pursuant to this Section 5.1 and 5.2(a) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the earlier of (i) the date on which such documents have been posted on the Company’s website (for the documents delivered pursuant to Section 5.1(d)) or on the SEC’s website (for the documents delivered pursuant to Sections 5.1(a), 5.1(b) and 5.2(a)); or (ii) the date on which such documents are posted on the Company’s behalf on the Platform. If the Company is unable to deliver such documents electronically, the Company shall deliver paper copies of such documents to the Administrative Agent or such Lender. The Company shall notify (which may be by electronic mail) the Administrative Agent of the posting on its website of the documents delivered pursuant to Section 5.1(d). The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents to be delivered pursuant to this Section 5.1 or 5.2(a), and each Lender shall be solely responsible for maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that so long as the Borrowers or any of their Affiliates thereof is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (i) the Borrowers shall ensure that all Borrower Materials that contain only publicly available information regarding the Borrowers and their business are clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing material non-public information with respect to the Borrowers or their securities for purposes of United States federal and state securities laws; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Information not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”.
5.2Other Business and Financial Information. The Company shall, and shall cause each of its Subsidiaries to, deliver to the Administrative Agent (which shall promptly make such information available to each Lender):
(a)Promptly upon the sending or filing thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Company shall send or make available generally to its shareholders and (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Company shall render to or file with the SEC;
(b)Promptly upon (and in any event within (1) for clause (i) below, five Business Days after, and (2) for clauses (ii) – (v) below, 10 Business Days after) any Responsible Officer of the Company obtaining knowledge thereof, written notice of any of the following:
(i)the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Company specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Company has taken and proposes to take with respect thereto;
(ii)the institution or written threat of institution of any action, suit, investigation or proceeding against or affecting any Unum Party, including any such investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(iii)the receipt by any Unum Party from any Insurance Regulatory Authority or other Governmental Authority of (A) any Wells Notice, (B) any written notice asserting any failure by any Unum Party to be in compliance with any Requirement of Law or that threatens the taking of any action against any Unum Party or sets forth circumstances that, if taken or adversely determined, would reasonably be expected to have a Material Adverse Effect, or (C) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, imposition of any restraining order, escrow or impoundment of funds in connection with, or the taking of any other materially adverse action in respect of, any license, permit, accreditation or authorization of any Unum Party, where such action would reasonably be expected to have a Material Adverse Effect;
(iv)the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, together with (x) a written statement of a Responsible Officer of the Company specifying the details of such ERISA Event and the action that the Company or the applicable ERISA Affiliate has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Company or the applicable ERISA Affiliate with respect to such ERISA Event; and
(v)any other matter or event that has, or would reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Company setting forth the nature and period of existence thereof and the action that the affected Unum Parties have taken and propose to take with respect thereto; and
(c)As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Unum Party as the Administrative Agent or any Lender may from time to time reasonably request.
5.3Maintenance of Existence; Conduct of Business. Each Borrower shall, and shall cause each of the Material Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section 7.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of such Borrower, are no longer useful or desirable in the conduct of the business of the Unum Parties or to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.4Compliance with Laws. Each Borrower shall, and shall cause each of the Material Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not reasonably be expected to have a Material Adverse Effect.
5.5Payment of Obligations. Such Borrower shall, and shall cause each of the Material Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any Unum Party; provided, however, that no Unum Party shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Unum Party is maintaining adequate reserves with respect thereto in accordance with GAAP (if so required) or where the failure to pay would not reasonably be expected to have a Material Adverse Effect.
5.6Insurance. Each Borrower shall, and shall cause each of the Material Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

5.7Maintenance of Books and Records; Inspection. Each Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which entries that are full, true and correct in all material respects shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as applicable, in all material respects and in compliance in all material respects with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent and, after the occurrence of and during the continuation of a Default or an Event of Default, any Lender, to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and, upon notice to such Borrower, the independent public accountants of the Company and its Subsidiaries (and by this provision the Company authorizes such accountants to discuss the finances and affairs of the Company and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that, (x) so long as no Event of Default has occurred and is continuing, such Borrower shall only be required to pay the reasonable fees and expenses with respect to one such visit per year and (y) nothing in this Section 5.7 shall require such Borrower to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrowers and their Subsidiaries, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Laws, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrowers or any of their Subsidiaries owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.7).
5.8Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. Such Borrower will (a) maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries (including the Securitization Subsidiary and its Wholly Owned Subsidiaries, if applicable) and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that such Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, such Borrower ceasing to qualify for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
ARTICLE VI

FINANCIAL COVENANTS
Until the termination of the Commitments, the termination or expiration with no pending drawings of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, the Company covenants and agrees that:
6.1Maximum Consolidated Indebtedness to Total Capitalization. The ratio of Consolidated Indebtedness to Total Capitalization shall not be greater than 0.35 to 1.0 at any time.

6.2Minimum Consolidated Net Worth. Consolidated Net Worth shall be at all times an amount not less than the sum of (x) $7,487,370,000, plus (y) 50% of the aggregate net cash proceeds received from any issuance of Equity Interests of the Company or any of its Subsidiaries consummated on or after December 31, 2021 (excluding Equity Interests of a Subsidiary issued to the Company or another Subsidiary and Equity Interests issued to employees, officers and directors under incentive or employee stock purchase plans).
The Company’s obligation in this Agreement to maintain compliance at all times with the financial covenants in Sections 6.1 and 6.2 does not mean that the Company will be required to affirmatively calculate such ratios on a daily basis (rather, the Company will affirmatively calculate such ratios when required by Section 5.1(c) or as may otherwise be required by applicable law); provided that this sentence shall in no case limit or otherwise alter the Company’s absolute obligation (x) to maintain compliance with such ratios in Sections 6.1 and 6.2 at all times and (y) to notify the Administrative Agent and Lenders pursuant to Section 5.2(b)(i) of any such non-compliance with any of those ratios at any time. Notwithstanding the foregoing, the financial covenant in this Section 6.2 will be measured for fiscal year 2022 without taking into account financial statements that will be required to be restated for fiscal year 2022 in accordance with Financial Accounting Standards Board Accounting Standard Update 2018-12.
ARTICLE VII

NEGATIVE COVENANTS
Until the termination of the Commitments, the termination or expiration with no pending drawings of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder the Company covenants and agrees that:
7.1Fundamental Changes. The Company will not, and will not permit or cause any of its Material Subsidiaries or any Borrower to, liquidate, wind up or dissolve, divide, consolidate or merge with or into any other Person, or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person, except for:
(a)any Borrower may consolidate or merge with or into any other Person so long as (i) in the case of any consolidation or merger of the Company, the surviving Person is the Company, (ii) in the case of any consolidation or merger of a Borrower that is a Subsidiary of the Company, the surviving Person is a Borrower, (iii) immediately before and after giving effect thereto, no Default or Event of Default would occur or exist and (iv) on a pro forma basis after giving effect to any such merger or consolidation, the Company is in compliance with the financial covenants set forth in Article VI;
(b)any Material Subsidiary of the Company that is not a Borrower may consolidate or merge with, or into, (i) a Borrower (so long as a Borrower is the surviving Person), (ii) any Subsidiary of the Company that is not a Borrower so long as either the Material Subsidiary or a Wholly Owned Subsidiary is the surviving Person, or (iii) so long as no Event of Default would occur or exist, any other Person, so long as the Material Subsidiary is the surviving Person and remains a Subsidiary, and, if the Material Subsidiary is a Wholly Owned Subsidiary, then the surviving Person remains a Wholly Owned Subsidiary;
(c)any Material Subsidiary that is not a Borrower may liquidate and distribute its assets to a Borrower or another Material Subsidiary; and

(d)any Borrower that is a Subsidiary may liquidate and distribute its assets to another Borrower.
7.2Subsidiary Indebtedness. The Company will not permit or cause any of its Subsidiaries to, create, incur or assume any Indebtedness, or become liable (contingent or otherwise) to do any of the foregoing, except for:
(a)Indebtedness incurred under this Agreement and the other Credit Documents;
(b)unsecured Indebtedness incurred by any trust or other special purpose entity created by the Company solely for the purposes of issuing any such unsecured Indebtedness, provided that (i) such Indebtedness is recourse only to such trust or special purpose entity or its assets or equity and (ii) upon the incurrence thereof no Default or Event of Default would occur or exist;
(c)Indebtedness existing on the Closing Date and described in Schedule 7.2 and any renewals, replacements, refinancings or extensions of any such Indebtedness; provided that the principal amount of such Indebtedness is not increased at the time of such renewal, replacement, refinancing or extension except by (1) the amount of any existing commitments thereunder, (2) accrued and unpaid interest and premiums thereon and (3) underwriting discounts or other amount paid, and fees, commissions, premiums (including tender premiums) and expenses (including upfront fees, original issue discount or initial yield payments) incurred, in connection with any such renewal, replacement, refinancing or extension;
(d)accrued expenses, current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, in each case to the extent constituting Indebtedness;
(e)Indebtedness which is incurred in connection with any Lien permitted under Section 7.3;
(f)Securitization Indebtedness;
(g)Indebtedness existing or arising under any Hedge Agreement entered in the ordinary course of business and not for purposes of speculation;
(h)Indebtedness of any Subsidiary to the Company or any other Subsidiary;
(i)Indebtedness which is incurred in connection with any obligation of any Insurance Subsidiary under letters of credit to the extent undrawn supporting the liability of such Insurance Subsidiary in respect of any Primary Policy or Reinsurance Agreement underwritten by such Subsidiary or supporting the obligations of any Subsidiary in its capacity as a reinsurer under any Reinsurance Agreement with respect to credit for reinsurance; and
(j)additional unsecured Indebtedness (including any unsecured Indebtedness incurred in connection with Hybrid Equity Securities) of any Unum Party (other than the Company) in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding.
7.3Liens. The Company will not, and will not permit or cause any of its Subsidiaries to, permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it except for the following (collectively, “Permitted Liens”):

(a)Liens in existence on the Closing Date and set forth on Schedule 7.3, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof);
(b)Liens on Invested Assets of any Insurance Subsidiary securing obligations of such Insurance Subsidiary in respect of trust arrangements, withheld balances or any other collateral or security arrangements entered into in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Insurance Subsidiary;
(c)Liens granted by the Securitization Subsidiary pursuant to trust or other security arrangements in connection with Securitization Indebtedness;
(d)Liens in respect of Capital Lease Obligations, synthetic lease obligations and purchase money obligations in an amount not to exceed $40,000,000, provided that in each case (x) the amount of the Indebtedness secured by such Lien shall not exceed the lesser of (A) the fair market value of the property acquired with such Indebtedness at the time of such acquisition and (B) the cost thereof to the applicable Unum Party and (y) any such Lien shall not encumber any other property of the Company or any of its Subsidiaries;
(e)Liens securing reverse repurchase agreements and securities lending transactions constituting a borrowing of funds by the Company or any Subsidiary in the ordinary course of business for liquidity purposes;
(f)Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(g)Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 8.1(i)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;
(h)Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);
(i)any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h);
(j)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(k)all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure Indebtedness and do not materially interfere with the conduct of the business of the Company or any of its Subsidiaries;
(l)any leases, subleases, licenses or sublicenses granted by the Company or any of its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of the Company and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement;
(m)Liens arising from escrow accounts established by any Unum Party for the benefit of another Unum Party in connection with tax allocation arrangements;
(n)Liens securing obligations under Funding Agreements;
(o)Liens on Invested Assets securing Hedge Agreements entered into for non-speculative hedging purposes, including any re-hypothecation of such Invested Assets by the counterparty banks; and
(p)other Liens securing obligations of the Company and its Subsidiaries not exceeding $50,000,000 in aggregate principal amount outstanding at any time.
provided, however, that no Lien shall be permitted to exist on the Equity Interest of any Insurance Subsidiary, any Borrower that is a Subsidiary or any other Unum Party that is a direct or indirect owner of any Insurance Subsidiary or any Borrower.
7.4Restricted Payments. The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Equity Interests or any warrants, rights or options to acquire its Equity Interests, or purchase, redeem, retire or otherwise acquire for value any shares of its Equity Interests or any warrants, rights or options to acquire its Equity Interests (other than pursuant to and in accordance with stock option plans and other benefit plans for directors, officers or employees of the Company and its Subsidiaries), or set aside funds for any of the foregoing, except (i) that any Subsidiary may declare and pay dividends on or make distributions to any Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such dividend or distribution is made, or set aside funds for the foregoing, (ii) the Company may declare and pay dividends on, make distributions in respect of or repurchase, redeem, retire or otherwise acquire its Equity Interests or set aside funds for the foregoing so long as no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions, repurchases or other acquisitions, and (iii) the Company and its Subsidiaries may declare and pay dividends in respect of any Hybrid Equity Securities or preferred stock if, at the time of and after giving effect to any such payment, no Default or Event of Default under Section 8.1(a), clause (i) of Section 8.1(e), Section 8.1(f) or Section 8.1(g) shall have occurred and be continuing. Notwithstanding anything to the contrary herein, this Section 7.4 shall not prohibit the payment of a dividend if such dividend is made within 45 days of the declaration thereof provided such dividend was not prohibited by this Section 7.4 at the time of its declaration.
7.5Transactions with Affiliates. The Company will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any Affiliate of the Company or such Subsidiary other than:

(a)transactions between or among the Company and its Wholly-Owned Subsidiaries, or between or among any of such Wholly-Owned Subsidiaries;
(b)transactions with Affiliates in the ordinary course of the Company’s or such Subsidiary’s business on terms no less favorable to the Company or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate; and
(c)any payment permitted to be made under Section 7.4.
7.6Lines of Business. The Company will not, and will not permit or cause any of its Subsidiaries to, engage to any material extent in any business other than long-term care insurance, life insurance, disability insurance, dental insurance, vision insurance, employer- and employee-paid group and individual benefits, including retirement products, and other businesses engaged in by the Company and such Subsidiaries on the date hereof or any business reasonably related, ancillary or incidental thereto or that are reasonable extensions thereof.
7.7Fiscal Year. The Company will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.
7.8Accounting Changes. Other than as permitted pursuant to Section 1.2, the Company will not, and will not permit or cause any of its Domestic Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP.
ARTICLE VIII

EVENTS OF DEFAULT
8.1Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a)Any Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due or (ii) within three Business Days after the same becomes due, any interest on any Loan, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause (i) above) any other Obligation; or
(b)Any Borrower shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.15, 5.2(b)(i)-(iii), or 5.3(i), or in Articles VI or VII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Section 5.2 (other than Sections 5.2(b)(i)-(iii)) or 5.7(ii) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five Business Days after the earlier of (y) the date on which a Responsible Officer of such Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to such Borrower; or
(c)Any Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections 8.1(a), and 8.1(b), and such failure shall continue unremedied for a period of 30 days after the earlier of (y) the date on which a Responsible Officer of such Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to such Borrower; or

(d)Any representation or warranty made or deemed made by or on behalf of any Borrower in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished; or
(e)Any Borrower or any other Unum Party shall (i) fail to pay when due (whether by scheduled maturity, required prepayment, demand, acceleration or otherwise and after giving effect to any applicable cure period, grace period or notice provision) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal amount of at least $150,000,000 or (z) any termination or other payment under any Hedge Agreement having a net termination obligation of at least $150,000,000, or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness or Hedge Agreement, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness or Hedge Agreement (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness or Hedge Agreement to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or
(f)Any Borrower or any Material Subsidiary shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under any applicable Debtor Relief Laws, now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 8.1(g), (iii) apply for or consent to the appointment of or taking possession by a rehabilitator, receiver, custodian, trustee, conservator or liquidator or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing; or
(g)Any involuntary petition or case shall be filed or commenced against any Borrower or any Material Subsidiary seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a rehabilitator, receiver, custodian, trustee, conservator or liquidator or similar official for it or all or a substantial part of its properties or any other relief under any applicable Debtor Relief Laws, now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; or
(h)Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by third-party insurance as to which the surety or insurer, as the case may be, does not dispute coverage) in excess of $150,000,000 shall be entered or filed against any Borrower or any Material Subsidiary or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of 30 days; or
(i)Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing or the Company and its ERISA Affiliates have incurred, would reasonably be expected to result in a Material Adverse Effect; or
(j)Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Borrower or any Domestic Insurance Subsidiary that is a Material Subsidiary; or
(k)Any Insurance Regulatory Authority or other Governmental Authority revokes or fails to renew any insurance license, permit, or franchise of any Domestic Insurance Subsidiary that is a Material Subsidiary, or imposes any restriction or condition on any insurance license, permit, or franchise of any Domestic Insurance Subsidiary that is a Material Subsidiary, if such revocation, non-renewal, condition, or restriction is reasonably likely to have a Material Adverse Effect; or
(l)Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower contests in writing in any manner the validity or enforceability of any Credit Document; or any Borrower denies in writing that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate, or rescind any material provision of any Credit Document, in any case other than (y) as expressly permitted hereunder or thereunder or (z) the occurrence of the Final Expiry Date; or
(m)Any of the following shall occur:
(i)any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the Total Voting Power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (B) during any period of up to 24 consecutive months, commencing after the Closing Date, the board of directors of the Company shall cease to consist of a majority of the individuals who constituted the board of directors as of the beginning of such 24-month period or who shall have become a member thereof subsequent to the beginning of such 24-month period after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the board of directors of the Company as of the beginning of such 24-month period (or their replacements approved as herein required);
(ii)the occurrence of a “Change of Control” (or similar event, however denominated), as defined in any agreement in respect of Indebtedness having an aggregate principal amount of at least $150,000,000 of any Borrower or any Subsidiary; or
(iii)any Borrower (other than the Company) shall cease to be Wholly Owned by the Company.
8.2Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:
(a)Declare the Commitments, the Swingline Commitment, and the Issuing Banks’ obligation to Issue Letters of Credit to be terminated, and thereupon the same shall terminate immediately; provided that, upon the occurrence of a Bankruptcy Event, the Commitments, the Swingline Commitment, and the Issuing Banks’ obligation to Issue Letters of Credit shall automatically be terminated;

(b)Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by each Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section 8.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by each Borrower;
(c)Direct each Borrower to deposit (and each applicable Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such amount of cash as is equal to 103% of the aggregate Stated Amount of all of such Borrower’s Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in such Borrower’s Cash Collateral Account as security for the aggregate Letter of Credit Exposure as described in Section 2.5(f); provided that, upon the occurrence of a Bankruptcy Event, such obligation shall be deemed automatically effective;
(d)Terminate or cause the L/C Agent or the Fronting Bank, as applicable, to terminate any or all of the Letters of Credit or give a notice of nonrenewal in respect thereof if permitted in accordance with its terms; and
(e)Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.
8.3Remedies; Set-Off. Upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the applicable Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders (including the Swingline Lender), and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Banks and their respective Affiliates under this Section 8.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE IX

THE ADMINISTRATIVE AGENT
9.1Appointment and Authority. Each of the Lenders (for purposes of this Article, references to the Lenders shall also mean the Issuing Banks and the Swingline Lender) hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 9.6, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Unum Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.3Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrowers or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
9.6Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company and subject to the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), to appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Regardless of whether a successor has been appointed or has accepted such appointment, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for in Section 9.6(a). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
9.7Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
9.8Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrowers, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.1) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, sub-agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 or 10.1.
9.9Issuing Bank and Swingline Lender. The provisions of this Article IX (other than Section 9.2) shall apply to Wells Fargo as the Fronting Bank, LC Agent and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.
9.10No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Sustainability Structuring Agent, Bookrunners, Arrangers, Co-Syndication Agents, Co-Documentation Agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in their respective capacity, as applicable, as the Administrative Agent, Issuing Banks, the Swingline Lender or a Lender hereunder.
9.11Lender ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that none of the Administrative Agent, any Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
9.12Erroneous Payments.
(a)Each Lender, each Issuing Bank, each other Lender party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Lender party (or the Lender Affiliate of a Lender party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or other Lender party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.6 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Unum Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Unum Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of,

a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
(g)Nothing in this Section 9.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE X

MISCELLANEOUS
10.1Expenses; Indemnity; Damage Waiver.
(a)The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Issuing Banks in connection with the Issuance of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Banks (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent, the Lenders and the Issuing Banks, but limited to one outside counsel for the Lenders, the Issuing Banks and the Administrative Agent taken as a whole and, in the case of any actual or potential conflict of interest, one additional counsel to each group of affected parties similarly situated taken as a whole (and, if necessary, one local counsel in any relevant material jurisdiction)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit Issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the L/C Agent, each Issuing Bank, the Swingline Lender, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to all Indemnitees (taken as a whole) and, if necessary, one local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction, and in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Unum Party) other than such Indemnitee or its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Unum Party, or any Environmental Claim related in any way to any Unum Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing clauses (i) through (iii), whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Unum Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties, (y) result from a claim brought by any Borrower or any other Unum Party against such Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such Unum Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among Indemnitees, other than any claims against any Indemnitee in its respective capacity or in fulfilling its role as the Administrative Agent, Swingline Bank, Arranger or Fronting Bank, and other than any claims arising out of any act or omission on the part of any Borrower or any other Unum Party. This Section 10.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or related liabilities or expenses arising from any non-Tax claim.
(c)To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 10.1(a) or Section 10.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Agent, any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Agent, such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Agent, the Swingline Lender or such Issuing Bank in their capacities as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section 10.1(c) are subject to the provisions of Section 2.3(c).
(d)To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that this shall not limit the Company’s indemnification obligations herein to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred to in Section 10.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Platform, IntraLinks, SyndTrak or similar systems) in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages (as opposed to indirect, special, incidental, consequential or punitive damages, losses or expenses) resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)All amounts due under this Section shall be payable by the Company upon demand therefor.
10.2Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.
(a)This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except as may be expressly otherwise provided in any Credit Document) shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).
(b)Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York City and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Borrower or its properties in the courts of any jurisdiction in the event such action or proceeding cannot be heard or otherwise determined in the courts of the State of New York sitting in New York City or the United States District Court of the Southern District of New York.
(c)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 10.2(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
10.3Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED

TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.4Notices; Effectiveness; Electronic Communication.
(a)Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:
(i)if to a Borrower, the Administrative Agent, the Swingline Lender or the Fronting Bank, to it at the address specified for such person on Schedule 1.1(a); and
(ii)if to any Lender or any Issuing Bank other than Wells Fargo, to it at its address set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 10.4(b) shall be effective as provided in Section 10.4(b).
(b)Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites such as the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Fronting Bank pursuant to Article II if such Lender or the Fronting Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and the Administrative Agent has so notified the Borrowers. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent by 8:00 p.m., such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties do not warrant the adequacy of the platform and expressly disclaim liability for errors or omissions in the communications effected thereby. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any such communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of the Borrowers’ or the Administrative Agent’s transmission of any notices or communications through the Platform, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(d)Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).
10.5Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Borrower from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Borrowers and the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:
(a)unless agreed to in writing by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or the amount of any Reimbursement Obligation, (ii) reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), (iii) reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent, the Fronting Bank or any Arranger for its own account), (iv) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan (including the Commitment Termination Date), (v) extend the expiry date of any Letter of Credit beyond the Final Maturity Date, or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent, the Fronting Bank or any Arranger for its own account), or (vi) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Section 3.2 or of any Default or Event of Default, if agreed to by the Required Lenders, or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase);
(b)unless agreed to by all of the Lenders, (i) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (ii) change or waive any provision of Section 2.13(e), (iii) change or waive any provision of Section 2.16 or any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders in a manner that would alter the pro rata sharing of payments required thereby, or (iv) change any provision of this Section 10.5;
(c)unless agreed to by the L/C Agent, the Fronting Bank, the Swingline Lender, the Administrative Agent or the Sustainability Structuring Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the L/C Agent, the Fronting Banks, the Swingline Lender, the Administrative Agent or the Sustainability Structuring Agent, as applicable, hereunder or under any of the other Credit Documents; and
and provided further that the Fee Letter may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto, and provided further, that the Administrative Agent and the Borrowers may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 2.17(f) in accordance with the terms of Section 2.17(f).

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.
Notwithstanding anything to the contrary in this Section 10.5, if the Administrative Agent and the Company shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrowers and the Administrative Agent), to (x) amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
10.6Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may at any time assign to one or more Eligible Assignees, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Credit Extensions (including participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Credit Extensions at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, or  in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Credit Extensions of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (y)  $5,000,000, in the case of any assignment in respect of a Commitment (which for this purpose includes Revolving Loans outstanding), or (z) the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, in the case of Swingline Loans, in any case, treating assignments to two or more Approved Funds under common management as one assignment for purposes of the minimum amounts, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment and/or Credit Extensions assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;
(iii)no consent shall be required for any assignment except to the extent required by clause (B) of Section 10.6(b)(i) and, in addition:
(A)the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (y) a Default or Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consent of the Fronting Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Participated Letters of Credit (whether or not then outstanding).
(iv)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and to the Administrative Agent and the Borrowers such documentation required pursuant to Section 2.18(g);
(v)no such assignment shall be made to (A) the Borrowers or any of their Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); and

(vi)no such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17(a), 2.17(b), 2.18, 2.19 and 10.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. If requested by or on behalf of the assignee, the Borrowers, at their own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitment and/or outstanding Credit Extensions, as the case may be, of the assignee and (to the extent of any retained interests) the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(e).
(c)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Ratable Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Ratable Share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Credit Exposure. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(d)The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Lender as a Defaulting Lender.

The Register shall be available for inspection by each of the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e)Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Credit Extensions owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the L/C Agent, the Fronting Bank and the Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.5(a) and clause (i) of Section 10.5(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17(a), 2.17(b), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under Section 10.6(b) and (B) shall not be entitled to receive any greater payment under Section 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.
(h)Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 10.6, disclose to the Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee any information relating to the Borrowers and their Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 10.11.
(i)Notwithstanding anything to the contrary contained herein, if Wells Fargo assigns all of its Commitment and Credit Extensions in accordance with this Section 10.6, Wells Fargo may resign as Fronting Bank, Swingline Lender and L/C Agent upon written notice to the Borrowers and the Lenders. Upon any such notice of resignation, the Borrowers shall have the right to appoint from among the Lenders a successor Fronting Bank, Swingline Lender and L/C Agent with the agreement of said Lender; provided that no failure by the Borrowers to make such appointment shall affect the resignation of Wells Fargo as Fronting Bank, Swingline Lender and L/C Agent. Wells Fargo shall retain all of the rights and obligations of the Fronting Bank, Swingline Lender and L/C Agent hereunder with respect to all Letters of Credit issued by it or Swingline Loans made by it and outstanding as of the effective date of its resignation and all obligations of the Borrowers and the Lenders with respect thereto.
10.7No Waiver. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent, any Issuing Bank or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Borrowers, the Administrative Agent, the Issuing Banks or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent, any Issuing Bank or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
10.8Survival. All representations, warranties, covenants and agreements made by or on behalf of the Borrowers in this Agreement and in the other Credit Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans and the Issuance of Letters of Credit and repayment of all Reimbursement Obligations, and shall continue in full force and effect as long as any Loan, Letter of Credit or any other Obligation hereunder shall remain unpaid or unsatisfied. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.17(a), 2.17(b), 2.18, 2.19, 10.1 and Article IX, shall survive the payment in full of all Credit Extensions, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents or any provision hereof or thereof.
10.9Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Fronting Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.10Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.
10.11Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the applicable Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis, to (i) any rating agency in connection with the Borrowers or their Subsidiaries or the facilities created hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance monitoring of CUSIP numbers with respect to the facilities created hereunder; (h) with the consent of the applicable Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or any of their Subsidiaries or Affiliates that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrowers.
For purposes of this Section, “Information” means all information received from or on behalf of the Unum Parties relating to any Unum Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Unum Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.12Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letter). Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
(b)The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Credit Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Credit Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Borrowers, electronic images of this Agreement or any other Credit Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Credit Documents based solely on the lack of paper original copies of any Credit Documents, including with respect to any signature pages thereto.
10.13No Fiduciary Relationship Established By Credit Documents. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrowers acknowledge and agree, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrowers and their Subsidiaries and any Arranger, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Credit Documents, irrespective of whether any Arranger, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender has advised or is advising the Borrowers or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; and (b) (i) the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person; (ii) none of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Law, the Borrowers hereby waive and release any claims that they may have against any of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.14Judgment Currency. If, for the purposes of obtaining judgment in any court or in respect of any tender made by any Borrower, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given or such tender is made. The obligation of the such Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any tender or judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum received or adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment or tender, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).
10.15Disclosure of Information. The Borrowers agree and consent to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist solely of deal terms and other information customarily found in such publications.

10.16Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.17PATRIOT Act Notice. Each Issuing Bank and each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address, and taxpayer identification number of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
10.18Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans, letters of credit and other obligations of the Borrowers outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans, letters of credit and obligations outstanding under the corresponding facilities described herein, without any further action by any Person (including, without limitation, any Assignment and Assumption), except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of the Revolving Loans, together with any Revolving Loans funded on the Closing Date, reflect the respective Commitments of the Lenders hereunder. The Letter of Credit Exposure of the Lenders in respect of the Existing Letters of Credit shall be automatically reallocated among the Lenders as of the Closing Date based on their pro rata shares of the Commitments as of the Closing Date.
10.19Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
ARTICLE XI
THE GUARANTY

11.1The Guaranty.
(a)In order to induce the Lenders, the Fronting Bank, the Swingline Lender and the Issuing Banks to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantor from the Credit Extensions hereunder, the Guarantor hereby unconditionally, absolutely and irrevocably, guarantees, as a primary obligor and not merely as surety, the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all Obligations of each of the other Borrowers under the Credit Documents including the Reimbursement Obligations owing by such other Borrowers pursuant to this Agreement. This Guaranty is a guaranty of payment and not of collection. Upon failure by any Borrower to pay punctually any such amount, the Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.
(b)Guaranty Unconditional. The obligations of the Guarantor under this Article XI shall be unconditional, absolute and irrevocable , and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)any extension, renewal, settlement, compromise, waiver or release (including with respect to any collateral) in respect of any obligation of any other Borrower under any of the Credit Documents, by operation of law or otherwise;
(ii)any modification or amendment of or supplement to any of the Credit Documents;
(iii)any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Credit Documents;
(iv)any change in the corporate existence, structure or ownership of any Borrower, or any Bankruptcy Event or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Credit Documents;
(v)the existence of any claim, set-off or other rights which any obligor may have at any time against any Borrower, the Administrative Agent, the L/C Agent, any Issuing Bank, any Lender or any other corporation or person, whether in connection with any of the Credit Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)any invalidity or unenforceability relating to or against any Borrower for any reason of any of the Credit Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Credit Documents;
(vii)any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation or the Lenders’ rights with respect thereto; or
(viii)any other act or omission to act or delay of any kind by any Borrower, the Administrative Agent, the L/C Agent, any Issuing Bank, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations under this Article XI.

(c)Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor’s obligations under this Article XI shall remain in full force and effect until the Commitments of the Lenders hereunder shall have terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Borrowers under the Credit Documents shall have been paid in full. If at any time any payment of any Obligation payable by a Borrower under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the Guarantor’s obligations under this Article XI with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
(d)Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person, in each case with respect to its obligations under this Article XI. The Guarantor warrants and agrees that each waiver set forth in this Section 11.1(d) is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.
(e)Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Borrower, or any other insider guarantor that arises from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender, any Issuing Bank or the Administrative Agent against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Obligations payable under this Agreement shall have been paid in full in cash, no Letters of Credit shall be outstanding and the Commitments of the Lenders hereunder shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the Final Expiry Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Lenders, the Issuing Banks and the Administrative Agent of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Final Expiry Date shall have occurred, the Lenders, the Issuing Banks and the Administrative Agent will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.
(f)Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under any of the Credit Documents is stayed upon the occurrence of any Bankruptcy Event with respect to such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantor under this Article XI forthwith on demand by the Administrative Agent made at the request, or with the consent, of the Required Lenders.

(g)Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of all Obligations payable under this Agreement and (ii) the Final Expiry Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Issuing Banks and the Administrative Agent and their successors, transferees and assigns.
(h)Subordination of Other Obligations. Any Indebtedness of any Borrower now or hereafter held by the Guarantor is hereby subordinated in right of payment to the Obligations of such Borrower, and any such Indebtedness collected or received by the Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Administrative Agent shall be held in trust for Administrative Agent on behalf of the Lenders and shall forthwith be paid over to Administrative Agent for the benefit of Lenders to be credited and applied against such Obligations but without affecting, impairing or limiting in any manner the liability of the Guarantor under any other provision hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

UNUM GROUP

By:	/s/ Benjamin Katz
Name:	Benjamin Katz
Title:	Vice President, Treasurer

UNUM LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Benjamin Katz
Name:	Benjamin Katz
Title:	Vice President, Treasurer

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Benjamin Katz
Name:	Benjamin Katz
Title:	Vice President, Treasurer

COLONIAL LIFE & ACCIDENT INSURANCE COMPANY

By:	/s/ Benjamin Katz
Name:	Benjamin Katz
Title:	Vice President, Treasurer

[Signature Page to Second Amendment and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Agent, the Fronting Bank, Swingline Lender, and as a Lender

By:	/s/ Jason Hafener
Name:	Jason Hafener
Title:	Managing Director

[Signature Page to Second Amendment and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Brad Hindman
Name:	Brad Hindman
Title:	Vice President

[Signature Page to Second Amendment and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Austin Bennett
Name:	Austin Bennett
Title:	Vice President

[Signature Page to Second Amendment and Restated Credit Agreement]

Citibank, N.A., as a Lender

By:	/s/ Robert Chesley
Name:	Robert Chesley
Title:	Vice President

[Signature Page to Second Amendment and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle Rinderle
Name:	Kyle Rinderle
Title:	Assistant Vice President

[Signature Page to Second Amendment and Restated Credit Agreement]

The Bank of New York Mellon, as a Lender

By:	/s/ Yadilsa Fernandez
Name:	Yadilsa Fernandez
Title:	Vice President

[Signature Page to Second Amendment and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ananda DeRoche
Name:	Ananda DeRoche
Title:	Authorized Signatory

[Signature Page to Second Amendment and Restated Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Michael Dieffenbacher
Name:	Michael Dieffenbacher
Title:	Authorized Signatory

[Signature Page to Second Amendment and Restated Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Hichem Kerma
Name:	Hichem Kerma
Title:	Managing Director

[Signature Page to Second Amendment and Restated Credit Agreement]

Truist Bank, as a Lender

By:	/s/ David Fournier
Name:	David Fournier
Title:	Managing Director

[Signature Page to Second Amendment and Restated Credit Agreement]

Fifth Third Bank, National Association, as a Lender

By:	/s/ Michael J. Schaltz, Jr.
Name:	Michael J. Schaltz, Jr.
Title:	Managing Director & Senior Vice President

[Signature Page to Second Amendment and Restated Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

[Signature Page to Second Amendment and Restated Credit Agreement]

PNC Bank, as a Lender

By:	/s/ Erin Dewar
Name:	Erin Dewar
Title:	Vice President

[Signature Page to Second Amendment and Restated Credit Agreement]